Exhibit 10.1

Execution Veron

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

WHITING OIL AND GAS CORPORATION

AS SELLER

AND

BREITBURN OPERATING L.P.

AS BUYER

EFFECTIVE AS OF APRIL 1, 2013

POSTLE AND NE HARDESTY FIELDS

TEXAS COUNTY, OKLAHOMA

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7.4	Liability for Brokers’ Fees	27
7.5	No Bankruptcy	27
7.6	Litigation	27
7.7	No Liens	27
7.8	Judgments	27
7.9	Compliance with Laws	28
7.10	Material Agreements	28
7.11	Governmental Permits	28
7.12	Hydrocarbon Sales Contracts	28
7.13	Property Costs	28
7.14	Transfer Requirements	28
7.15	Employee Matters	28
7.16	Taxes	29
7.17	Tax Partnerships	29
7.18	Preferential Rights	29
7.19	Disclosures	29

ARTICLE 8.	BUYER’S REPRESENTATIONS	29

8.1	Corporate Representations	29
8.2	Authorization and Enforceability	30
8.3	Liability for Brokers’ Fees	30
8.4	Litigation	30
8.5	Financial Resources	30
8.6	Securities Laws, Access to Data and Information	30
8.7	Buyer’s Evaluation	31

ARTICLE 9.	COVENANTS AND AGREEMENTS	32

9.1	Covenants and Agreements of Seller	32
9.2	Covenants and Agreements of Buyer	37
9.3	Covenants and Agreements of the Parties	39
9.4	Employee Matters	40

ARTICLE 10.	TAX MATTERS	42

10.1	Certain Definitions	42
10.2	Apportionment of Asset Tax Liability	43
10.3	Calculation of Adjustments for Asset Tax Liabilities	43
10.4	Tax Reports and Returns; Cooperation	44
10.5	Transfer Taxes	44
10.6	Income Taxes	45

ARTICLE 11.	CONDITIONS PRECEDENT TO CLOSING	45

11.1	Seller’s Conditions Precedent	45
11.2	Buyer’s Conditions Precedent	46
11.3	Suspense Funds	46

ARTICLE 12.	RIGHT OF TERMINATION AND ABANDONMENT	47

12.1	Liabilities Upon Termination	47

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ARTICLE 13.	CLOSING	48

13.1	Date of Closing	48
13.2	Place of Closing	48
13.3	Closing Obligations	48

ARTICLE 14.	POST-CLOSING OBLIGATIONS	49

14.1	Post-Closing Adjustments	49
14.2	Records	50
14.3	Operations/Operations After Closing	50
14.4	Further Assurances	50

ARTICLE 15.	ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION	51

15.1	Buyer’s Assumption of Liabilities and Obligations	51
15.2	Seller’s Retention of Liabilities and Obligations	51
15.3	Invoices For Property Costs and Proceeds Received After the Final Settlement Date	51
15.4	Indemnification	52
15.5	Procedure	54
15.6	Dispute Resolution	55
15.7	No Insurance; Subrogation	55
15.8	Reservation as to Non-Parties	55
15.9	Express Negligence	56

ARTICLE 16.	MISCELLANEOUS	56

16.1	Expenses	56
16.2	Notices	56
16.3	Amendments/Waiver	56
16.4	Assignment	57
16.5	Press Releases and Public Announcements	57
16.6	Counterparts/Fax Signatures	57
16.7	Governing Law	57
16.8	Entire Agreement	57
16.9	Knowledge	57
16.10	Binding Effect	57
16.11	Survival	57
16.12	Limitation on Damages	58
16.13	No Third-Party Beneficiaries	58

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EXHIBIT AND SCHEDULE LIST

EXHIBITS:

EXHIBIT A	Leases
EXHIBIT A-I	Plant
EXHIBIT A-II	Hough Pipeline
EXHIBIT A-III	Hardesty CO2 Pipeline
EXHIBIT B	Wells/Units/WI/NRI/Allocated Values
EXHIBIT C	Material Agreements
EXHIBIT D	Seismic Data
EXHIBIT E	Libby Ranch Agreements
EXHIBIT F	Form of Transportation Agreement
EXHIBIT G	Plant and Field Office Buildings
EXHIBIT H	Form of Assignment, Bill of Sale and Conveyance
EXHIBIT I	Form of Transition Services Agreement
EXHIBIT J	Form of CO2 Purchase and Sale Agreement
EXHIBIT K	Form of Use and Occupancy Agreement

SCHEDULES:

Schedule 2.3(m)	Inventory
Schedule 3.4(b)	Cap Ex Budget
Schedule 7.7	Liens
Schedule 7.12	Hydrocarbon Sales Contracts
Schedule 7.14	Transfer Requirements
Schedule 9.1(b)	Asset Workers
Schedule 9.1(l)	Insurance
Schedule 9.2(b)	Instruments
Schedule 9.2(d)	Waiver Exceptions
Schedule 9.2(e)	NE Hardesty Field Development Plan
Schedule 16.9	Persons with Knowledge

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”), dated June 22, 2013, is by and between Whiting Oil and Gas Corporation, a Delaware corporation, 1700 Broadway, Suite 2300, Denver, Colorado 80290 (“Seller”) and BreitBurn Operating L.P., a Delaware limited partnership, 515 South Flower Street, Suite 4800, Los Angeles, California 90071 (“Buyer”). Seller and Buyer may be referred to individually as a “Party” or collectively as the “Parties.”

RECITALS

Seller owns and desires to sell its interests in certain oil and gas properties located in the Postle and NE Hardesty Fields, Texas County, Oklahoma, and associated assets and rights in Oklahoma, Texas and New Mexico all as more particularly described in Section 2.2 below.

Buyer has conducted and will conduct an independent investigation of the nature and extent of the Assets (as hereinafter defined) and desires to purchase all of Seller’s interest in the Assets pursuant to the terms of this Agreement. The transaction contemplated by this Agreement may be referred to as the “Transaction.”

AGREEMENT

In consideration of the mutual promises contained herein, $100 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE 1.

DEFINITIONS AND REFERENCES

1.1 Certain Defined Terms. When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 1.1 or in the subsections or other subdivisions referenced to below:

“Acquired Entities” has the meaning assigned to such term in Section 2.2(k).

“Action” means any action, suit, claim, audit, proceeding, investigation, inquiry or condemnation by or before any Governmental Authority or any arbitration proceeding.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning assigned to such term in the first paragraph hereof.

“Allocated Value” has the meaning assigned to such term in Section 3.3.

“Annual Special Financial Statements” has the meaning assigned to such term in Section 9.1(f)(i).

“Arbitrators” has the meaning assigned to such term in Section 15.6.

“Asset Taxes” has the meaning assigned to such term in Section 10.1(a).

“Asset Workers” has the meaning assigned to such term in Section 9.1(b)(iii).

“Assets” has the meaning assigned to such term in Section 2.2.

“Assumed Environmental Liabilities” has the meaning assigned to such term in Section 6.4.

“Assumed Liabilities” has the meaning assigned to such term in Section 15.1.

“Audited Special Financial Statements” has the meaning assigned to such term in Section 9.1(f)(iii).

“Buyer” has the meaning assigned to such term in the first paragraph hereof.

“Buyer Employer” has the meaning assigned to such term in Section 9.4(a).

“Buyer’s Representatives” has the meaning assigned to such term in Section 4.1.

“Cap Ex Budget” means the estimated budget for the Libby Ranch Project and other capital projects as set forth on Schedule 3.4(b).

“Casualty Loss” has the meaning assigned to such term in Section 5.5(b).

“Celero PSA” has the meaning assigned to such term in Section 6.5.

“Chaparral” has the meaning assigned to such term in Section 9.2(e)(ii).

“Claim” has the meaning assigned to such term in Section 15.5(c).

“Claim Notice” has the meaning assigned to such term in Section 15.5(b).

“Closing” and “Closing Date” have the meanings assigned to such terms in Section 13.1.

“Closing Amount” has the meaning assigned to such term in Section 3.4(a).

“CO2 Purchase and Sale Agreement” has the meaning assigned to such term in Section 9.1(e).

“Code” has the meaning assigned to such term in Section 2.5.

“Confidentiality Agreement” has the meaning assigned to such term in Section 9.3(a).

“Conveyance” has the meaning assigned to such term in Section 13.3(a).

“Cure Period” has the meaning assigned to such term in Section 5.2(b)(ii).

“Defensible Title” has the meaning assigned to such term in Section 5.1(a).

“Deposit” has the meaning assigned to such term in Section 3.2.

“Designated Employees” has the meaning assigned to such term in Section 9.4(a).

“Disputes” has the meaning assigned to such term in Section 15.6.

“DOJ” has the meaning assigned to such term in Section 9.3(f).

“Effective Time” has the meaning assigned to such term in Section 2.4.

“Environmental Deductible” has the meaning assigned to such term in Section 6.4(a) of the Celero PSA as modified pursuant to Section 6.5(c).

“Environmental Defects” has the meaning assigned to such term in Section 6.1 of the Celero PSA as modified pursuant to Section 6.5(b).

“Environmental Inspection” has the meaning assigned to such term in Section 6.1.

“Environmental Law” and “Environmental Laws” have the meanings assigned to such terms in Section 6.6.

“ERISA” has the meaning assigned to such term in Section 7.15.

“Exchange Act” has the meaning assigned to such term in Section 9.1(f)(iii).

“Excluded Asset” has the meaning assigned to such term in Section 2.3.

“Exclusion Adjustment” has the meaning assigned to such term in Section 5.6(a).

“Facilities” means the Assets described in Sections 2.2(c), 2.2(g), 2.2(i) and 2.2(j).

“Final Purchase Price” has the meaning assigned to such term in Section 14.1(a).

“Final Settlement Date” has the meaning assigned to such term in Section 14.1(a).

“Final Settlement Statement” has the meaning assigned to such term in Section 14.1(a).

“FTC” has the meaning assigned to such term in Section 9.3(f).

“Governmental Authority” means any national, state, local, native or tribal government or any subdivision, agency, court, commission, department, board, bureau, regulatory or administrative or other division or instrumentality thereof.

“Hardesty CO2 Pipeline” has the meaning assigned to such term in Section 2.2(j).

“Hardesty Receivables” has the meaning assigned to such term in Section 9.2(e)(i).

“Hardesty Unit Agreement” has the meaning assigned to such term in Section 9.2(e)(i).

“Hough Pipeline” has the meaning assigned to such term in Section 2.2(i).

“HSR Act” has the meaning assigned to such term in Section 9.3(f).

“Hydrocarbons” has the meaning assigned to such term in Section 2.2(a).

“Income Taxes” has the meaning assigned to such term in Section 10.1(b).

“Indemnified Party” and “Indemnifying Party” have the meanings assigned to such terms in Section 15.5(b).

“Information” has the meaning assigned to such term in Section 9.3(a).

“Instruments” has the meaning assigned to such term in Section 9.2(b).

“Interest Addition” has the meaning assigned to such term in Section 5.3.

“Interest Addition Value” has the meaning assigned to such term in Section 5.3.

“Interim Special Financial Statements” has the meaning assigned to such term in Section 9.1(f)(i).

“JOA” has the meaning assigned to such term in Section 3.4(b).

“Knowledge” has the meaning assigned to such term in Section 16.9.

“Lands” has the meaning assigned to such term in Section 2.2(a).

“Laws” means any and all applicable statutes, laws, ordinances, regulations, rules, rulings, orders, restrictions, requirements, writs, injunctions, decrees or other official acts of or by any Governmental Authority.

“Leases” has the meaning assigned to such term in Section 2.2(a).

“Libby Lateral” has the meaning assigned to such term in Section 2.2(m).

“Libby Ranch Project” means the Whiting Facilities as such term is defined in that certain Agreement for the Construction, Ownership and operation of the Libby Ranch Facilities dated as of June 27, 2012 between Seller and Reliant and all rights under the agreements listed in Exhibit E.

“Lien” means any of the following: mortgage, lien (statutory or other), other security agreement, arrangement or interest, hypothecation, pledge or other deposit arrangement, assignment, charge, levy, executory seizure, attachment, garnishment, encumbrance (including any easement, exception, reservation or limitation, right of way, and the like), conditional sale, title retention, voting agreement or other similar agreement, arrangement, device or restriction, preemptive or similar right, the filing of any financial statement under the Uniform Commercial Code or comparable Laws of any jurisdiction, or any option, equity, claim (including any adverse claim to title) or right of or obligation to any other Person of whatever kind and character.

“Like-Kind Exchange” has the meaning assigned to such term in Section 2.5.

“Limited Partnership” means Transpetco Pipeline Company, L.P.

“Losses” has the meaning assigned to such term in Section 15.4.

“Material Agreements” has the meaning assigned to such term in Section 7.10.

“Net Casualty Loss” has the meaning assigned to such term in Section 5.5(b).

“NORM” has the meaning assigned to such term in Section 6.3.

“Notice of Title Defects” has the meaning assigned to such term in Section 5.2(a).

“NRI” has the meaning assigned to such term in Section 5.1(a)(i).

“Oil and Gas Assets” has the meaning assigned to such term in Section 5.1(a)(i).

“Operator Fee” has the meaning assigned to such term in Section 3.4(b).

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments or modifications thereto.

“Party” and “Parties” have the meanings assigned to such terms in the first paragraph hereof.

“Permitted Encumbrances” has the meaning assigned to such term in Section 5.1(b).

“Person” means any individual or entity, including any corporation, limited liability company, partnership (general or limited), joint venture, association, joint stock company, trust, unincorporated organization or Governmental Authority.

“Plant” has the meaning assigned to such term in Section 2.2(c).

“Preferential Right” has the meaning assigned to such term in Section 5.6(b)(i).

“Preliminary Settlement Statement” has the meaning assigned to such term in Section 3.4(a).

“Property Costs” has the meaning assigned to such term in Section 3.4(b).

“Purchase Price” has the meaning assigned to such term in Section 3.1.

“Reliant” means Reliant Exploration and Production LLC.

“QI” has the meaning assigned to such term in Section 2.5.

“Real Property Interests” means all necessary or useful fee property, easements, rights of way, permits, servitudes, licenses, leasehold estates, any other instruments creating an interest in real property, and similar rights related to real property in connection with the Facilities.

“Records” has the meaning assigned to such term in Section 2.2(p).

“Retained Liabilities” has the meaning assigned to such term in Section 15.2.

“Section 1031 Assets” has the meaning assigned to such term in Section 2.5.

“Section 15.4(d) Matters” has the meaning assigned to such term in Section 15.4(d)(ii).

“Seller” has the meaning assigned to such term in the first paragraph hereof.

“Seller Taxes” has the meaning assigned to such term in Section 10.1(c).

“Seller’s Auditor” has the meaning assigned to such term in Section 9.1(f)(i).

“Seller’s Engineer” has the meaning assigned to such term in Section 9.1(f)(i).

“Special Financial Statements” has the meaning assigned to such term in Section 9.1(f)(i).

“Straddle Period” has the meaning assigned to such term in Section 10.1(d).

“Tax Return” has the meaning assigned to such term in Section 10.1(e).

“Taxes” has the meaning assigned to such term in Section 10.1(f).

“Team CO2 Acreage” has the meaning assigned to such term in Section 9.1(e).

“Team CO2 Pipeline” has the meaning assigned to such term in Section 9.1(e).

“Team CO2 Project” has the meaning assigned to such term in Section 9.1(e).

“Title Deductible” has the meaning assigned to such term in Section 5.2(b)(i).

“Title Defect” has the meaning assigned to such term in Section 5.1(c).

“Title Defect Adjustment” has the meaning assigned to such term in Section 5.2(b)(i).

“Title Defect Date” has the meaning assigned to such terms in Section 5.2(a).

“Title Defect Value” has the meaning assigned to such term in Section 5.1(d).

“Title Threshold” has the meaning assigned to such term in Section 5.1(c).

“Transaction” has the meaning assigned to such term in the second paragraph of the Recitals.

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person which is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein other than those customarily obtained from or made or complied with any Governmental Authority following the closing in transactions of this nature.

“Transfer Taxes” has the meaning assigned to such term in Section 10.5.

“Transferred Employees” has the meaning assigned to such term in Section 9.4(a).

“Transition Services Agreement” has the meaning assigned to such term in Section 13.3(l).

“Transpetco CO2 Pipeline” means that certain CO2 transmission pipeline consisting of approximately 120 miles of 12-inch pipe extending from the vicinity of the Bravo Dome Field in Harding County, New Mexico to the Postle Field in Texas County, Oklahoma.

“Units” has the meaning assigned to such term in Section 2.2(d).

“Wells” has the meaning assigned to such term in Section 2.2(b).

“Whiting Designated Costs” has the meaning assigned to such term in Section 3.4(b).

“WI” has the meaning assigned to such term in Section 5.1(a)(i).

“WTGP” has the meaning assigned to such term in Section 2.2(k).

“WTLP” has the meaning assigned to such term in Section 2.2(k).

1.2 References, Titles and Construction. All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(a) Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(b) The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(c) Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(d) Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(e) Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(f) The word “or” is not intended to be exclusive and the word “includes” and its derivatives mean “includes, but is not limited to” and corresponding derivative expressions.

(g) No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

(h) All references herein to “$” or “dollars” shall refer to U.S. Dollars.

(i) Each Exhibit and Schedule attached to this Agreement is incorporated herein by reference for all purposes, and references to this Agreement shall also include such Exhibit or Schedule unless the context in which used shall otherwise require.

ARTICLE 2.

PURCHASE AND SALE

2.1 Purchase and Sale. Seller agrees to sell and Buyer agrees to purchase all of Seller’s right, title and interest in the Assets, all pursuant to the terms of this Agreement.

2.2 The Assets. As used herein, the term “Assets” refers to the following:

(a) The oil, gas and/or mineral leases, rights-of-way and other agreements and instruments specifically described in Exhibit A or otherwise owned by Seller in Texas County, Oklahoma even if not specifically described in Exhibit A including any ratifications or amendments of such leases, rights-of-way and other agreements and instruments (the “Leases”), the surface fee or other interests in lands described in Exhibit A or otherwise owned by Seller in Texas County, Oklahoma even if not described in Exhibit A (the “Lands”) and the oil, gas, natural gas liquids, condensate, casinghead gas and other liquids or gaseous hydrocarbons attributable to the Leases or Lands and carbon dioxide purchased by Seller (“Hydrocarbons”), including all oil, gas and/or other mineral leases, leasehold estates and interests, all surface fee, mineral, royalty, overriding royalty, production payment, reversionary, net profits, contractual leasehold and other similar rights, estates and interests in the Leases or Lands, together with all the property and rights incident thereto, including all rights in any pooled, unitized or communitized acreage by virtue of the Lands or Leases being a part thereof and all Hydrocarbons produced from and after the Effective Time from the pool or unit allocated to any such Lands or Leases;

(b) All oil and gas wells and other well bores, whether abandoned, not abandoned, plugged or unplugged, including the oil and gas wells specifically described in Exhibit B, together with all other Hydrocarbon wells and all water, injection (including CO2 injection) and disposal wells presently on the Lands or on lands pooled, unitized or communitized therewith, whether or not described in Exhibit B (the “Wells”);

(c) All personal property, equipment, fixtures, plants, facilities, pipelines, improvements, surface leases, permits, rights-of-way, licenses, easements and other surface rights located on the Lands used for the production (including enhanced recovery thereof), gathering, treatment, processing, storing, transportation, sale or disposal of Hydrocarbons or water produced from the properties and interests described in Sections 2.2(a) and 2.2(b), including that facility known as the Dry Trail CO2 Recovery Plant near the town of Hough in the N1/2 NE1/4 of Section 14, Township 5 North, Range 13 East, of Texas County, Oklahoma together with the major equipment related thereto as described in Exhibit A-I (the “Plant”);

(d) All presently existing and valid unitization, pooling and communitization agreements, declarations and orders, and the units created thereby (the “Units”) and all other such agreements relating to the properties and interests described in Sections 2.2(a) through 2.2(c) and to the production of Hydrocarbons, if any, attributable to said properties and interests;

(e) All Material Agreements and any other agreements entered into in the ordinary course of business that are not material to the ownership or operation of the Assets, which relate and only insofar as they relate, to the properties and interests described in Sections 2.2(a) through 2.2(d), including those described in Exhibit C;

(f) All transferable geophysical, geological and seismic records, data and information pertaining to the properties and interests described in Sections 2.2(a) through 2.2(c), including the data referenced in Exhibit D; provided that Buyer agrees to take such data “as is, where is” without any representation or warranty, express, implied or statutory, and excluding from the foregoing those records, data and information, subject to unaffiliated third party contractual restrictions on disclosure or transfer (provided that Seller shall use all commercially reasonable efforts to obtain, at Buyer’s cost, any necessary waivers of such restrictions on disclosure or transfer);

(g) All Plant and field office buildings located in Texas County, Oklahoma as described on Exhibit G and any furniture and fixtures related thereto, and all other immovable property, fixtures and structures, all permanent facilities, improvements, SCADA hardware and software (including the software used in Seller’s injection pattern review) and telecommunication equipment, and other equipment; in each case, located in the Plant and field offices;

(h) All Hydrocarbons classified as oil produced from the Wells which are in the storage tanks on or near the Lands at the Effective Time and for which Seller was paid as a Purchase Price adjustment pursuant to Section 3.4(c)(ii);

(i) That certain crude oil pipeline known as the Hough Pipeline consisting of approximately 51 miles of 8-inch pipe extending from Hough Station in Texas County, Oklahoma to Beaver Station in Ochiltree County, Texas together with all associated transmission pipelines consisting of various diameter pipes (collectively, the “Hough Pipeline”), including all associated gathering lines, pumping, metering, tankage, communication facilities and other equipment and together with all real property, easements, and rights-of-way associated with the Hough Pipeline as listed on Exhibit A-II as well as all maps, permits, agreements, files, accounting records and data in Seller’s possession relating to the Hough Pipeline, including accounting records showing cost of construction, capitalized improvements, depreciation rates and accumulated depreciation, transportation receipts and deliveries by shipper, product inventory, and workpapers supporting Seller’s preparation of its FERC Form No. 6 in Seller’s possession; such maps, permits, agreements, files, accounting records and data relating to the Hough Pipeline shall include the period prior to the Effective Date;

(j) That certain CO2 transmission pipeline lateral known as the Hardesty CO2 Pipeline located in Texas County, Oklahoma consisting of approximately 32 miles of 6-inch pipe extending from the Postle Field to the NE Hardesty Field (the “Hardesty CO2 Pipeline”), including all associated compression, metering, storage, communication facilities and other equipment and together with all real property, easements, and rights-of-way associated with the Hardesty CO2 Pipeline as listed on Exhibit A-III as well as all maps, permits, agreements, files, accounting records and data in Seller’s possession relating to the Hardesty CO2 Pipeline, including accounting records showing cost of construction, capitalized improvements, depreciation rates and accumulated depreciation, transportation receipts and deliveries by shipper, and product inventory; such maps, permits, agreements, files, accounting records and data shall include the period prior to the Effective Date;

(k) All membership interests in each of Whiting Transpetco GP, LLC (“WTGP”) and Whiting Transpetco LP, LLC (“WTLP” and together with WTGP, the “Acquired Entities”);

(l) All Hydrocarbons classified as crude oil line fill owned by Seller in the Hough Pipeline and natural gas liquid line fill owned by Seller in the Dry Trails Midstream Energy pipeline and the ONEOK pipeline associated with the Plant and all CO2 determined to be line fill owned by Seller in the Transpetco CO2 Pipeline or the Hardesty CO2 Pipeline and for which Seller was paid a Purchase Price adjustment pursuant to Section 3.4(c)(iv) and (v);

(m) The Libby Ranch Project, including rights to build a CO2 transmission pipeline in Harding and Union Counties, New Mexico consisting of approximately 24 miles of pipe extending from the Libby Ranch Field to the Transpetco CO2 Pipeline (subject to Seller’s reservation of the right to utilize capacity of such pipeline greater than 80 MMCF per day for Seller’s own account and to designate delivery points thereon, such reservation and designation to be set forth in a Transportation Agreement in the form of Exhibit F to be entered into at the Closing) and an associated compression station and electrical substation (the “Libby Lateral”) together with the agreements listed in Exhibit E as well as including all real property, easements, and rights-of-way obtained by Seller in connection with the Libby Ranch Project as listed on Exhibit A as well as all maps, permits, applications, files, accounting records and data in Seller’s possession relating to the Libby Ranch Project, including accounting records showing all costs expended relating to the project; such maps, permits, applications, files, accounting records and data shall include the period prior to the Effective Date;

(n) A non-exclusive, perpetual, royalty-free license to utilize Seller’s proprietary engineering software program described as the “Production Forecast Tool”;

(o) Copies of all Excel spreadsheets used to perform revenue, expense and production allocations; and

(p) The files, records and data relating to the items described in Sections 2.2(a) through 2.2(o) maintained by Seller, including all agreement files, lease files, land files, well files, well logs and other well data, maps, division order files, abstracts, title files, title opinions, production files, ad valorem property and production or severance tax files, technical, engineering and maintenance files, operations, environmental, safety and other similar information, but excluding from the foregoing those files, records and data subject to the unaffiliated third party contractual restrictions on disclosure or transfer (provided that Seller shall use all commercially reasonable efforts to obtain, at Buyer’s cost, any necessary waivers of such restrictions on disclosure or transfer) and all accounting records for periods prior to and after the Effective Time (the “Records”).

2.3 Excluded Properties. The Assets do not include, and there is hereby expressly excepted and excluded therefrom and reserved to Seller the following (the “Excluded Assets”):

(a) except as set forth in Sections 2.2(h) and 2.2(l), all rights and choses in action, arising, occurring or existing in favor of Seller prior to the Effective Time or arising out of the operation of or production from the Assets prior to the Effective Time (including any and all contract rights, claims, revenues, recoupment rights, recovery rights, accounting adjustments, mispayments, erroneous payments or other claims of any nature in favor of Seller and relating and accruing to any time period prior to the Effective Time, but not including any contract rights or claims for indemnity in favor of Seller against Seller’s predecessors-in-title to the Assets);

(b) all corporate, financial, tax and legal (other than title) records of Seller other than the Records;

(c) all contracts of insurance;

(d) except as described in Sections 2.2(h) and 2.2(l), all Hydrocarbon production from or attributable to the Assets with respect to all periods prior to the Effective Time and all proceeds attributable thereto;

(e) any refund of costs, taxes or expenses borne by Seller attributable to the period prior to the Effective Time;

(f) except with respect to assets described in Sections 2.2(h) and 2.2(l), any other right or interest in and to the Assets to the extent attributable to the period prior to the Effective Time;

(g) copies at Seller’s expense, including electronic copies (but not the originals), of all Records;

(h) except with respect to assets described in Sections 2.2(h) and 2.2(l), all deposits, cash, checks and funds attributable to Seller’s interests in the Assets with respect to any period of time prior to the Effective Time;

(i) all business computers, computer or communications software or, except as described in Sections 2.2(n) and 2.2(o), intellectual property (including tapes, data and program documentation and all tangible manifestations and technical information relating thereto) owned, licensed or used by Seller, in each case, in its Midland, Texas office, and (ii) Seller’s Aries licenses and related equipment;

(j) except as described in Sections 2.2(n) and 2.2(o), any programs created or owned by Seller even if such property has been furnished to Buyer;

(k) any logo, service mark, copyright, trade name or trademark of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(l) any and all leased vehicles; and

(m) inventory held for use in respect of the Leases, Wells and Plant located offsite of the Lands or identified on Schedule 2.3(m) (other than material transfers when charged to any of the Assets).

2.4 Effective Time. As used in this Agreement, “Effective Time” shall mean April 1, 2013 at 12:01 a.m., Central Time.

2.5 1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Assets associated therewith (“Section 1031 Assets”), to a Qualified Intermediary (“QI”) (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations) to accomplish the Transaction, in whole or in part, in a manner that will comply with the requirements of a like-kind exchange (“Like-Kind Exchange”) pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). If Seller so elects, Seller may assign its rights under this Agreement to the Section 1031 Assets to the QI. Buyer hereby (i) consents to Seller’s assignment of its rights in this Agreement with respect to the Section 1031 Assets, and (ii) if such an assignment is made, agrees to pay all or a portion of the Purchase Price into the qualified trust account at Closing as directed in writing by Seller. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI shall not release either Party from any of its respective liabilities and obligations to each other or expand any such respective liabilities or obligations under this Agreement. Neither Party represents to the other that any particular tax treatment will be given to either Party as a result of the Like-Kind Exchange. The Party not participating in the Like-Kind Exchange shall not be obligated to pay any additional costs or incur any additional obligations in its sale of the Assets if such costs are the result of the other Party’s Like-Kind Exchange, and the Party participating in the Like-Kind Exchange shall hold harmless and indemnify the other Party from and against all claims, losses and liabilities (including reasonable attorneys’ fees, court costs and related expenses), if any, resulting from such a Like-Kind Exchange.

Notwithstanding any provision of this Agreement, “Assets” shall include all assets and inventory (i) comprising part of the Libby Ranch Project or (ii) purchased for, or intended for use with respect to, the Libby Ranch Project.

ARTICLE 3.

PURCHASE PRICE

3.1 Purchase Price. The purchase price (the “Purchase Price”) for the Assets shall be Eight Hundred Fifty-Nine Million Eight Hundred Thousand Dollars ($859,800,000). At Closing, Buyer shall pay Seller the Purchase Price, as adjusted pursuant to Section 3.4.

3.2 Deposit. Contemporaneously with the execution of this Agreement, Buyer will deposit by wire transfer 10% of the unadjusted Purchase Price set forth in Section 3.1 (the “Deposit”) with Seller. The Deposit shall be credited to the Purchase Price at Closing or, if this Agreement is terminated, shall be distributed by Seller pursuant to Article 12.

3.3 Allocation of the Purchase Price. Buyer has allocated the Purchase Price among the Assets as set forth on Exhibit B. These allocations will be used as otherwise provided in this Agreement. The value so allocated to a particular Asset is referred to as the “Allocated Value” for that Asset.

3.4 Adjustments to Purchase Price. All adjustments to the Purchase Price shall be made (i) according to the factors described in this Section 3.4, (ii) in accordance with generally accepted accounting principles as consistently applied in the oil and gas industry, and (iii) without duplication:

(a) Settlement Statements. The Purchase Price shall be adjusted at Closing pursuant to a “Preliminary Settlement Statement” prepared by Seller and, submitted to Buyer not less than five (5) business days prior to Closing for Buyer’s comment and agreement. If Buyer and Seller are unable to agree upon this Preliminary Settlement Statement and such disagreement concerns amounts totaling less than 1% of the unadjusted Purchase Price, Seller’s estimate shall be used at Closing and the Parties shall resolve such disagreement after Closing pursuant to Sections 14.1 and 15.6. If Buyer and Seller are unable to agree upon this Preliminary Settlement Statement and such disagreement concerns amounts totaling equal to or more than 1% of the unadjusted Purchase Price, then the Parties shall mutually agree upon an estimate to be used at Closing and resolve their disagreement after Closing pursuant to Sections 14.1 and 15.6. The Preliminary Settlement Statement shall set forth the Closing Amount and all adjustments to the Purchase Price and associated calculations. The term “Closing Amount” means the Purchase Price, adjusted as provided in this Section 3.4 using reasonable estimates of amounts paid or received before Closing if actual numbers are not available. After Closing, the Purchase Price shall be adjusted pursuant to the Final Settlement Statement delivered pursuant to Section 14.1.

(b) Property Costs. For the purposes of this Agreement, the term “Property Costs” shall mean all capital expenses incurred and paid in compliance with Sections 9.1(a) through 9.1(c) (including the expenses set forth in the Cap Ex Budget, except for the Whiting Designated Costs), insurance costs, expenses associated with the purchase and transportation of CO2 paid to third parties, and other expenses owed to third parties incurred in the ordinary course of business, Seller’s share of joint interest billings, office overhead for properties without a joint operating agreement (“JOA”), or where Seller is the operator in an amount equal to fifty thousand dollars ($50,000) per month through the Closing Date (proportionately reduced for partial months, “Operator Fee”), lease operating expenses, lease rental and maintenance costs, royalties, overriding royalties, leasehold payments, Asset Taxes (as defined and apportioned as of the Effective Time pursuant to Article 10), drilling expenses, workover expenses, material transfers when charged to any of the Assets, geological, geophysical and any other exploration or development expenditures chargeable under applicable operating agreements or other third party agreements consistent with the standards established by the Council of Petroleum Accountant Societies of North America; in each case, that are attributable to the development, maintenance and operation of the Assets during the period in question; provided, however, that Property Costs shall not include Income Taxes or inventory expenses (other than material transfers when charged to any of the Assets). Notwithstanding anything to the contrary in this Agreement, Seller shall be solely responsible for and shall pay $12,100,000 in 2013 for capital expenses when incurred in 2013 in respect of the Libby Ranch Project (in addition to the $1,003,323 purchase price decrease in Section 3.4(d)(viii)), regardless of whether such amount was paid or incurred before or after the Effective Time or the Closing Date, and Buyer shall have no obligation to reimburse Seller for any such expenses (the “Whiting Designated Costs”).

(c) Upward Adjustments. The Purchase Price shall be adjusted upward by the following without duplication:

(i) An amount equal to all Property Costs incurred and paid by Seller that are attributable to the period after the Effective Time, and all (A) Property Costs that may be incurred prior to the Effective Time but for which said equipment or materials will be delivered, or services provided (including the reworking of any wells), after the Effective Time to the extent incurred and paid by Seller and (B) until Closing, the Operator Fee, and all overhead and other overhead type income owed to Seller as operator under applicable COPAS procedures relating to the Assets, but not paid by any third party or included in Property Costs;

(ii) An amount equal to the value (net of royalties and other burdens and applicable Asset Taxes) of Seller’s share of all oil in storage tanks at the Effective Time to be calculated as follows: The value shall be the product of (A) the volume in each storage tank (attributable to Seller’s interest) as of the Effective Time as shown by the actual gauging reports, less any volumes below the load line, multiplied by (B) the price actually received for production under the applicable marketing contract for the Hydrocarbons sold, or if not sold, the price that would be received for the Hydrocarbons as if they had been sold in the month of March 2013; provided, however, that the adjustment contemplated by this subsection (ii) shall be made only to the extent that Seller does not receive and retain the proceeds, or portion thereof, attributable to the pre-Effective Time merchantable oil in the storage tanks;

(iii) An amount equal to the sum of all Interest Addition adjustments pursuant to Section 5.3;

(iv) The value of any CO2 line fill owned by Seller in respect of the Transpetco CO2 Pipeline in an amount equal to $148,486;

(v) The value of any natural gas liquid line fill owned by Seller in respect of the Dry Trails Midstream Energy pipeline and the ONEOK pipeline associated with the Plant in an amount equal to $615,913; and

(vi) An amount equal to any cash settlement paid by Seller attributable to the swaps set forth in Section 9.1(d).

(d) Downward Adjustments. The Purchase Price shall be adjusted downward by the following without duplication:

(i) Proceeds received and retained by Seller (net of applicable Asset Taxes and royalties and other burdens) that are attributable to production from the Assets or to the sale of any of the Assets after the Effective Time;

(ii) The amount of all Property Costs that remain unpaid by Seller and will be paid by Buyer, or that have been paid by Buyer that are attributable to the period prior to the Effective Time;

(iii) An amount equal to the sum of all adjustments to the Purchase Price for Environmental Defects and Title Defects but only for the excess of Environmental Defects over the Environmental Deductible and the Title Defects over the Title Deductible and all on the terms and conditions set forth in Article 5 and Sections 6.5 and 9.2(d);

(iv) An amount equal to the sum of all Exclusion Adjustments;

(v) An amount equal to the sum of all Net Casualty Losses;

(vi) An amount equal to the Deposit;

(vii) An amount equal to all proceeds from sales of Hydrocarbons relating to the Assets and payable to owners of working interests, royalties, overriding royalties and other similar interests (in each case) that are held in suspense or escrow by Seller as of the Closing as set forth in the written report provided to Buyer by Seller as of the date of this Agreement;

(viii) An amount equal to $1,003,323, covering the cost of pipe required to increase the capacity of the CO2 transmission pipeline described in Section 2.2(m) to change the Libby Lateral pipeline diameter from 8 inches to 10 inches; and

(ix) An amount equal to any cash settlement received by Seller attributable to the swaps set forth in Section 9.1(d).

(e) Tax Adjustments. To adjust the Purchase Price for the apportionment of Asset Taxes, the Parties agree to adjust the Purchase Price, downward or upward, as appropriate, pursuant to the applicable provisions of Article 10.

ARTICLE 4.

BUYER’S INSPECTION

4.1 Access to the Records. Prior to Closing and subject to Sections 9.3(a) and 9.3(b), Seller will make the Records available to Buyer and Buyer’s agents, representatives, advisors, attorneys, underwriters and other parties providing services to Buyer in connection with its potential acquisition of the Assets (collectively, “Buyer’s Representatives”) for inspection, copying, and review, all at Buyer’s expense, at Seller’s offices to permit Buyer to perform its due diligence review. Subject to the consent and cooperation of third parties, Seller will assist Buyer in Buyer’s efforts to obtain, at Buyer’s expense, such additional information from such parties as Buyer may reasonably desire. Buyer may inspect the Records and such additional information only to the extent it may do so without violating any obligation of confidence or contractual commitment of Seller to a third party or disclose privileged information (including personnel records); provided that the forgoing limitation shall not apply to any title opinions.

4.2 Disclaimer. EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES UNDER THIS AGREEMENT AND THE SPECIAL WARRANTY IN THE CONVEYANCE, (a) BUYER RECOGNIZES AND AGREES THAT ALL MATERIALS, DOCUMENTS, AND OTHER INFORMATION MADE AVAILABLE TO IT IN CONNECTION WITH THE TRANSACTION CONTEMPLATED HEREBY, WHETHER MADE AVAILABLE PURSUANT TO THIS SECTION OR OTHERWISE, ARE MADE AVAILABLE TO IT AS AN ACCOMMODATION, AND WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, AS TO THE ACCURACY AND COMPLETENESS OF SUCH MATERIALS, DOCUMENTS, AND OTHER INFORMATION; (b) BUYER EXPRESSLY AGREES THAT ANY RELIANCE UPON OR CONCLUSIONS DRAWN THEREFROM SHALL BE AT BUYER’S RISK TO THE MAXIMUM EXTENT PERMITTED BY LAWS AND SHALL NOT GIVE RISE TO ANY LIABILITY OF OR AGAINST SELLER EXCEPT AS PROVIDED HEREIN; AND (c) EXCEPT AS EXPRESSLY PROVIDED HEREIN, BUYER HEREBY WAIVES AND RELEASES ANY CLAIMS ARISING UNDER THIS AGREEMENT, COMMON LAW OR ANY STATUTE ARISING OUT OF ANY MATERIALS, DOCUMENTS OR INFORMATION PROVIDED BY SELLER TO BUYER.

ARTICLE 5.

TITLE MATTERS

5.1 Definitions.

(a) Defensible Title. The term “Defensible Title” means such title:

(i) to each of the Leases, the Wells and the Units, and the Lands associated therewith (the “Oil and Gas Assets”), that, subject to and except for Permitted Encumbrances: (A) entitles Seller to receive a share of the Hydrocarbons produced, saved and marketed from the Oil and Gas Asset throughout the entire productive life of such Oil and Gas Asset, after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons (“NRI”), of not less than the NRI set forth on Exhibit B for the formation or interval of such Oil and Gas Asset indicated on Exhibit B; (B) obligates Seller to bear a percentage of the costs and expenses for the maintenance, development, operation and the production of Hydrocarbons produced, saved and marketed from the formation or interval of the Oil and Gas Asset indicated on Exhibit B throughout the entire productive life of such Oil and Gas Asset (“WI”) in an amount not greater than the WI set forth in Exhibit B without a corresponding proportionate increase in NRI; and (C) is free and clear of all Liens on or against title to the Assets. If a formation or interval in a Well is not listed on Exhibit B, then the deemed Allocated Value for such formation or interval in such Well is zero; and

(ii) with respect to (A) the Real Property Interests, that Seller owns good and indefeasible title and (B) the pipelines and personal property, that Seller owns good, valid and sufficient title, in each case, to the interest of the grantee, lessee, assignee or party of similar status free and clear of all Liens other than Permitted Encumbrances.

(b) Permitted Encumbrances. The term “Permitted Encumbrances” shall mean:

(i) the terms and provisions of an instrument or document creating lessors’ royalties, and existing overriding royalties, net profits interests, production payments, reversionary interests and similar burdens (payable or in suspense) if the net cumulative effect of such burdens does not operate to reduce the NRI or increase the WI set forth on Exhibit B;

(ii) division orders and sales contracts terminable without penalty upon no more than thirty (30) days’ notice to the purchaser;

(iii) encumbrances relating to the Assets that arise under operating agreements to secure payment of amounts not yet delinquent and are of a type and nature customary in the oil and gas industry;

(iv) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Assets in any manner and all Laws;

(v) the terms and conditions of the Leases that would not operate to reduce the NRI or increase the WI set forth on Exhibit B;

(vi) such defects or irregularities in the title to the Assets that are not such as to materially interfere with the operation, value or use of the Assets (or a portion thereof) affected thereby and that would be considered not material in accordance with customary industry standards, and in no case that would operate to reduce the NRI or increase the WI set forth on Exhibit B;

(vii) Liens for Taxes, Tax assessments not yet due, and Taxes, if delinquent, that are being contested in good faith in the normal course of business;

(viii) all rights to consent by, required notices to, filings with, or other actions by federal, state, local or foreign Governmental Authorities, in connection with the conveyance of the applicable Asset if the same are customarily obtained after such conveyance;

(ix) rights of reassignment upon the surrender or expiration of any Lease;

(x) easements, rights-of-way, servitudes, permits, surface leases, surface use restrictions, and other rights with respect to surface operations, on, over or in respect of any of the Assets or any restriction on access thereto that could not reasonably be expected to materially interfere with the operation, value or use of the affected Asset;

(xi) Liens affecting the Assets not specified in this Section 5.1(b) that shall be removed or released prior to Closing and with respect to which evidence thereof reasonably satisfactory to Buyer has been furnished to Buyer prior to Closing;

(xii) materialmen’s, mechanics’, operators’ or other similar Liens arising in the ordinary course of business incidental to operation of the Assets (A) but only to the extent such Liens have not been filed pursuant to Laws and the time for filing such Liens has expired, (B) if filed, such Liens have not yet become due and payable or payment is being withheld as provided by Laws, or (C) if their validity is being contested in good faith by appropriate action;

(xiii) consents to assignment and similar contractual provisions affecting an Asset with respect to which (A) waivers or consents are obtained from the appropriate parties for the transaction contemplated hereby prior to Closing (subject to the provisions of Section 5.6(a)) or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights;

(xiv) preferential rights to purchase and similar contractual provisions affecting an Asset with respect to which (A) waivers are obtained from the appropriate parties for the transaction contemplated hereby prior to Closing or (B) the appropriate time period for asserting such rights has expired without an exercise of such rights; and

(xv) the Material Agreements listed on Exhibit C to the extent that they are ordinary and customary to the oil, gas and other mineral exploration, development, processing or extraction business and would not operate to reduce the NRI or increase the WI set forth on Exhibit B.

(c) Title Defect. The term “Title Defect” means either (A) any Lien that renders Seller’s title to any Asset less than Defensible Title and reduces the Allocated Value of the affected Asset by more than $75,000 (with such amount being the “Title Threshold”), or (B) Seller’s breach of a Material Agreement resulting in Seller having less than Defensible Title and that has an adverse effect on the value or economic benefit of an Asset of more than the Title Threshold. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(i) defects in the early chain of title, consisting of the failure to recite marital status in a document or omissions of successors of heirship or estate proceedings, unless Buyer provides reasonable written evidence that such failure or omission has resulted in another party claiming title to the relevant Oil and Gas Asset;

(ii) defects based on a lack of information in Seller’s files;

(iii) defects or irregularities resulting from or related to probate proceedings or the lack thereof, which defects or irregularities have been outstanding 2 years;

(iv) defects arising out of lack of survey;

(v) defects based on failure to record Leases issued by the BLM or any state, or any assignments of record title or operating rights in such Leases, in the real property or other county records of the county in which such Oil and Gas Asset is located; provided that such Leases or assignments are properly filed with the applicable federal or state office;

(vi) defects arising out of lack of corporate or other entity authorization unless the action could result in another party claiming title to the Asset; and

(vii) defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription.

(d) Title Defect Value. “Title Defect Value” means the amount by which the Title Defect exceeds the Title Threshold. In determining the Title Defect Value, the Parties intend to include only that portion of the Asset affected by the Title Defect. The Title Defect Value may not exceed the Allocated Value of the Asset and shall be determined by the Parties in good faith taking into account all relevant factors, including the following:

(i) If the Title Defect is a Lien on the Asset, the Title Defect Value shall be the cost of removing such Lien.

(ii) If the Title Defect is an actual reduction in NRI without a change in the WI, the Title Defect Value shall be the Allocated Value for the particular Oil and Gas Asset, reduced by a fraction, the numerator of which is the NRI on Exhibit B for such Oil and Gas Asset minus the actual NRI and the denominator of which is the NRI on Exhibit B for such Oil and Gas Asset.

(iii) If the Title Defect does not fall into (i) or (ii) immediately above, then the Title Defect Value shall be determined by the Parties in good faith, taking into account all relevant factors, including the following:

(1) The Allocated Value of any affected Asset; and

(2) The economic effect of the Title Defect on the affected Asset or the operation of the Assets as a whole.

5.2 Purchase Price Adjustments for Title Defects.

(a) Notices of Title Defects. Buyer shall give Seller each written “Notice of Title Defects” as soon as reasonably possible but no later than May 24, 2013 at 5:00 p.m., Central Time (the “Title Defect Date”). Each such notice must be in writing and (i) name the affected Asset; (ii) and, to the extent then reasonably known, (A) describe each Title Defect with respect to the affected Asset; (iii) describe the basis for each Title Defect set forth in such notice; (iv) attach or refer to any supporting documentation; (v) state the Allocated Value (if any) of the affected Asset; (vi) state Buyer’s good faith estimate of the Title Defect Value which shall serve as Buyer’s proposal to adjust the Purchase Price; and (vii) the computations upon which Buyer’s belief is based. Buyer’s sole and exclusive rights and remedies with respect to any matter that constitutes a Title Defect shall be those set forth in this Article 5, Section 11.2(c) and in the Conveyance, and Buyer shall not be entitled to any other indemnification or any other remedy with respect thereto.

(b) Defect Adjustments.

(i) If an Asset is affected by a Title Defect, the Purchase Price will be reduced under Section 3.4 and as set forth below, unless (A) Seller cures the Title Defect to Buyer’s reasonable satisfaction prior to Closing; (B) Buyer agrees to waive the relevant Title Defect; or (C) Seller elects on or before Closing to cure such Title Defect no later than ninety (90) days after Closing. The Purchase Price shall be adjusted for Title Defects only to the extent that the aggregate of all Title Defect Values net of the Interest Additions Values (subject to the threshold and deductible described in Section 5.3) for all of the Assets exceeds Seven Million Five Hundred Thousand Dollars ($7,500,000) (such amount being a deductible, not a threshold, the “Title Deductible”) and then only for the amount exceeding Seven Million Five Hundred Thousand Dollars ($7,500,000) (with the amount of such adjustment being the “Title Defect Adjustment”).

(ii) If Seller elects to cure the relevant Title Defect during the period of ninety (90) days after Closing (the “Cure Period”), Seller shall assign the affected Asset to Buyer at Closing and the Purchase Price will not be reduced at Closing for such Title Defect. If Seller cures all of the relevant Title Defects to Buyer’s reasonable satisfaction during the Cure Period, then there shall be no adjustment to the Purchase Price. Subject to the Title Deductible, if Seller does not cure all Title Defects to Buyer’s reasonable satisfaction within the Cure Period, the Purchase Price shall be adjusted by an amount equal to the Title Defect Value attributable to the applicable Title Defect, such adjustment to be made on the Final Settlement Statement.

5.3 Interest Additions. Promptly on discovery, but on or before the Title Defect Date, either Party shall in good faith notify the other of any interest that such Party discovers that is known to otherwise be an Oil and Gas Asset hereunder but for the failure to describe it in detail, including any interest that entitles Seller to receive more than the NRI or obligates Seller to bear costs and expenses in an amount less than the WI without a proportionate change in NRI, and that would have an Allocated Value in excess of the Title Threshold or increases the Allocated Value of the affected Oil and Gas Asset by more than the Title Threshold, with such interest being an “Interest Addition”. Buyer acknowledges and agrees to comply with the affirmative obligation set forth in the preceding sentence. Seller shall promptly provide Buyer thereafter with the value of the Interest Addition or the amount by which Seller believes the Allocated Value of the Oil and Gas Asset has been increased by the Interest Addition (“Interest Addition Value”) and the associated computations. The Parties shall determine the Interest Addition Value in good faith taking into account all relevant factors. The Purchase Price shall be increased for Interest Additions only to the extent that the aggregate of all Interest Additions exceeds the Title Deductible.

5.4 Dispute Resolution. The Parties agree to resolve disputes concerning title matters pursuant to the arbitration procedure set forth in Section 15.6.

5.5 Casualty Loss.

(a) Assumed Risk. Notwithstanding anything herein contained to the contrary, any diminution in value of the Assets from and after the Effective Time that results from production of Hydrocarbons through normal depletion, a decrease in the estimated recoverable reserves or market value thereof or from mechanical failure that arises in the ordinary course of operating oil and gas wells (including watering out of any well, the loss of an injector well, collapsed casing or sand infiltration of any well) and the depreciation of personal property due to ordinary wear and tear; in each case, with respect to the Assets, shall not be treated as a Casualty Loss or other Loss for which Seller indemnifies Buyer or otherwise has responsibility for hereunder.

(b) Loss. Prior to Closing, if a portion of the Assets is destroyed by fire or other casualty, or is taken or threatened to be taken in condemnation or under the right of eminent domain (with such event being a “Casualty Loss”), Buyer shall purchase the Asset at Closing for the Allocated Value of the Asset reduced, by the estimated cost to repair or replace such Asset (with equipment of similar utility) (the reduction being the “Net Casualty Loss”). Seller, at its sole option, may elect to cure such Casualty Loss. If Seller elects to promptly cure such Casualty Loss, Seller may replace any personal property that is the subject of a Casualty Loss with equipment of similar grade and utility. If Seller cures the Casualty Loss to Buyer’s reasonable satisfaction within ninety (90) days after Closing, Buyer shall purchase the affected Asset at Closing without any Purchase Price adjustment for such Casualty Loss.

5.6 Transfer Requirements and Preferential Rights. Seller shall use its best efforts to satisfy all Transfer Requirements and give notices required in connection with Preferential Rights prior to Closing. If Buyer discovers other Assets affected by a Transfer Requirements or Preferential Right during the course of Buyer’s due diligence activities, Buyer shall notify Seller promptly and Seller shall use its best efforts to satisfy such Transfer Requirements or obtain waivers and give the notices required in connection with such Preferential Rights prior to Closing.

(a) Transfer Requirements. Except for Transfer Requirements which are customarily obtained post-Closing, and those Transfer Requirements the failure of which to satisfy would not invalidate the conveyance of any Asset or result in a termination of a Lease hereunder or other Asset or give the lessor or other counterparty the right to so terminate, if a Transfer Requirement to assign any Lease or other Asset has not been satisfied as of the Closing, then (i) the portion of the Assets for which such Transfer Requirement has not been satisfied shall not be conveyed at the Closing, (ii) the Allocated Value relating to that Asset shall not be paid to Seller, and (iii) Seller shall use its best efforts to satisfy such Transfer Requirement as promptly as possible following Closing. If such Transfer Requirement has been satisfied as of the Final Settlement Date, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value relating to the affected Asset subject to adjustments contemplated by Section 3.4, reduced by the amount of any net proceeds from the affected Asset attributable to the period of time after the Effective Time, with Seller retaining such proceeds less Property Costs attributable to the period of time after the Effective Time. If such Transfer Requirement has not been satisfied as of the Final Settlement Date, the affected Asset shall be deemed to be an “Excluded Asset” and Seller shall retain such Asset and the Purchase Price shall be reduced by an amount equal to the Allocated Value of the particular Asset (with such adjustment being an “Exclusion Adjustment”). Buyer shall reasonably cooperate with Seller in satisfying any Transfer Requirement, but Buyer shall not be required to expend funds or make any other type of financial commitments as a condition of satisfying such Transfer Requirement; subject to adjustments contemplated by Section 3.4.

(b) Preferential Purchase Rights.

(i) If any preferential right to purchase any portion of the Assets (“Preferential Right”) is exercised and consummated prior to the Closing Date, that portion of the Assets affected by such Preferential Right shall be excluded from the Assets and the Purchase Price shall be adjusted downward by an amount equal to the Exclusion Adjustment(s) of such affected Assets.

(ii) If by Closing, the time for the exercise of such Preferential Right has not expired and Seller has not received notice of an intent not to exercise or a waiver of the Preferential Right, that portion of the Assets affected by such Preferential Right shall be excluded from the Assets and retained by Seller at Closing, and the Purchase Price shall be reduced by the Exclusion Adjustment(s) and the provisions of Section 5.6(b)(iii) shall apply.

(iii) As to any affected Assets retained by Seller at Closing pursuant to Section 5.6(b)(ii), following Closing, if a Preferential Right is not consummated within the time frame specified in the Preferential Right, or if the time frame for exercise of the Preferential Right expires without exercise after the Closing, then, subject to the terms and conditions set forth in this Agreement, Seller shall prepare, execute and deliver a conveyance of the applicable Assets to Buyer, such conveyance to be effective as of the Effective Time and in the form and substance of the Conveyance, and Buyer shall deposit by wire transfer with Seller an amount equal to the Exclusion Adjustment(s) of the applicable Assets.

(c) Exclusive Remedy. The rights and remedies set forth in this Section 5.6 and Article 11 are the exclusive remedies under this Agreement for exercised Preferential Rights and Transfer Restrictions applicable to the Assets. The rights and remedies granted each Party in this Article and the special warranty in the Conveyance, together with any indemnification set forth in Article 15 and the rights of each Party not to Close or terminate pursuant to Article 11, are the exclusive rights and remedies against the other Party related to any Title Defect or other title matters.

5.7 Personal Property and Equipment. Seller expressly disclaims and negates any representation and warranty as to the condition of any personal property, equipment, fixtures and items of movable property comprising any part of the Assets, including (i) any implied or express warranty of merchantability, (ii) any implied or express warranty of fitness for a particular purpose, (iii) any implied or express warranty of conformity to models or samples of materials, (iv) any rights of assignee under applicable statutes to claim diminution of consideration, and (v) any claim by Buyer for damages because of defects, whether known or unknown, it being expressly understood by Buyer that said personal property, fixtures, equipment and items, subject to Section 5.5(b), are being conveyed to Buyer “as is, where is,” with all faults and in their present condition and state of repair. Buyer shall have inspected, or waived (and upon Closing shall be deemed to have waived) its right to inspect, the Assets for all purposes and satisfied itself as to their physical and environmental condition.

ARTICLE 6.

ENVIRONMENTAL MATTERS

6.1 Physical Access to the Assets. Prior to signing this Agreement, Seller granted to Buyer physical access to the Assets to allow Buyer to conduct, at Buyer’s sole risk and expense, a non-intrusive, on-site surface inspection of the Assets and an inspection of Seller’s files covering environmental matters (the “Environmental Inspection”). If Buyer or its agents prepared an environmental assessment of any of the Assets, Buyer agrees to keep such assessment confidential and to furnish copies thereof to Seller. Such information shall be held confidential but may be disclosed to Buyer or Buyer’s Affiliates, attorneys, officers, employees, consultants and lenders and their respective advisors and used in Buyer’s evaluation of Seller’s properties. Furthermore, Buyer’s obligations of confidentiality shall not apply to information (i) required to be disclosed by legal process or Laws, including securities Laws or stock exchange rules or regulations, (ii) available to the public, (iii) already in the possession of or known to Buyer as of the date of the Environmental Inspection or developed by Buyer independently of the Environmental Inspection, or (iv) acquired from third parties not known by Buyer to have confidentiality obligations to Seller, provided that Buyer agrees to inquire of such third parties if such third party has an obligation of confidence to Seller.

6.2 Release and Indemnity. IN CONNECTION WITH GRANTING SUCH PHYSICAL ACCESS TO THE ASSETS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND WAIVES, RELEASES AND AGREES TO INDEMNIFY SELLER, AND ITS RESPECTIVE DIRECTORS, OWNERS, MEMBERS, PARTNERS, OFFICERS, SHAREHOLDERS, EMPLOYEES, AGENTS AND REPRESENTATIVES AGAINST ALL CLAIMS ARISING AS A RESULT OF ANY ACTIVITIES OF BUYER OR BUYER’S REPRESENTATIVES OR AFFILIATES IN CONDUCTING ITS ON-SITE INSPECTIONS AND ENVIRONMENTAL ASSESSMENTS OF THE ASSETS (INCLUDING THOSE ACTIVITIES CONDUCTED IN ANY OFFICE OR FACILITY OF SELLER), WHETHER OR NOT SUCH CLAIMS, INJURIES OR DAMAGES ARISE IN WHOLE OR IN PART OF OUT SELLER’S NEGLIGENCE, EXCEPT FOR INJURIES OR DAMAGES CAUSED BY SELLER’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. THIS WAIVER, RELEASE AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

6.3 Buyer’s Acknowledgment Concerning Possible Contamination of the Assets. Buyer is aware that the Assets have been used for exploration, development, production and transportation of Hydrocarbons and that there may be petroleum, produced water, wastes, or other materials located on or under the Assets or associated with the Assets. Equipment and sites included in the Assets may contain asbestos, hazardous substances, or naturally occurring radioactive materials (“NORM”). NORM may affix or attach itself to the inside of Wells, materials, and equipment as scale, or in other forms; the Wells, materials, and equipment located on the Assets or included in the Assets may contain NORM and other wastes or hazardous substances; and NORM-containing material and other wastes or hazardous substances may have been buried, come in contact with the soil, or otherwise been disposed of on the Assets. Special procedures may be required for the remediation, removal, transportation, or disposal of wastes, asbestos, hazardous substances, and NORM from the Assets.

6.4 Assumed Environmental Liabilities. Upon Closing, except for item (ix) of Retained Liabilities and subject to Section 6.5 and Seller’s indemnification obligations in Section 15.4(a), Buyer agrees to assume and pay, perform, fulfill and discharge and release Seller from all Losses relating to environmental conditions in, on or under the Assets attributable to the period of time before and after the Effective Time, including any and all liability for (i) the assessment, remediation, removal, transportation and disposal of wastes, asbestos, hazardous substances and NORM, (ii) compliance with Environmental Laws in respect of the environmental condition of the Assets as of the Effective Time, and (iii) the obligation to plug and abandon the Wells and reclamation of existing well sites on the Lands and other facilities or pipelines related to the Assets (collectively, the “Assumed Environmental Liabilities”).

6.5 Environmental Defects. Reference is hereby made to that certain Purchase and Sale Agreement between Celero Energy, LP and Seller dated effective as of July 1, 2005, a copy of which Seller has provided to Buyer prior to the execution of this Agreement (the “Celero PSA”). Capitalized terms used in Article 6 of the Celero PSA but not defined in this Agreement shall have the meaning given them in the Celero PSA. The Parties agree that Buyer and Seller shall have the rights and obligations with respect to environmental matters relating to the Assets under Article 6 of the Celero PSA, as if Buyer and Seller were the buyer and seller under, and the Assets were assets under, the Celero PSA, mutatis mutandis; provided, however, that (a) references in Article 6 of the Celero PSA to August 1, 2005 shall be references to May 24, 2013, (b) the reference in the definition of “Environmental Defect” in Section 6.1 of the Celero PSA to $50,000 shall be a reference to $75,000 and (c) references in Section 6.4 of the Celero PSA to $5,000,000 shall be references to $7,500,000.

6.6 Environmental Law. “Environmental Law” means any and all Laws or other legally enforceable requirements (including common law) issued by any Governmental Authority in effect on or before the Closing Date (collectively, “Environmental Laws”) regulating or imposing liability or standards of conduct concerning protection of the environment or human health and safety or the release or disposal of waste materials.

ARTICLE 7.

SELLER’S REPRESENTATIONS

The Parties’ agreement with respect to title matters and environmental matters is set forth in Articles 5 and 6, respectively, and the provisions of those Articles set forth Seller’s representations, if any, with respect to title matters and environmental matters. Except for title matters and environmental matters, Seller makes the following representations and warranties as of the execution of this Agreement and as of the Closing Date (other than those set forth in Sections 7.1 through 7.4 and 7.14 through 7.17) for purposes of serving as conditions to Closing only:

7.1 Corporate Representations.

(a) Seller is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and is duly qualified to carry on its business in the States of New Mexico, Oklahoma and Texas. WTGP is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. WTLP is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Seller has all requisite power and authority to own the Assets, to carry on its business as presently conducted, to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party and to consummate the Transaction. The execution, delivery, and performance by Seller of this Agreement and each other agreement, instrument, or document executed or to be executed by Seller in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and the transactions contemplated thereby, have been duly authorized by all necessary corporate action of Seller.

(c) The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, (i) create a Lien on the Assets, (ii) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any provision of Seller’s or either of the Acquired Entities’ governing documents or any material lease, contract, agreement, instrument or obligation to which Seller or either of the Acquired Entities is a party or by which Seller, either of the Acquired Entities or the Assets are bound, or, (iii) violate, conflict with or constitute a breach of any Laws.

7.2 Capitalization; Ownership; Organizational Documents. All of the Acquired Entities’ issued and outstanding member interests are owned by Seller. All of the Acquired Entities’ issued and outstanding member interests were duly authorized and validly issued and are fully paid and nonassessable. Except for the Acquired Entities’ ownership interests in the Limited Partnership, neither Acquired Entity owns any equity interests or other securities in any other Person or any other assets whatsoever. During Seller’s ownership of the Acquired Entities, the Acquired Entities have not engaged in any business except for the ownership of interests in the Limited Partnership. Except for the rights created pursuant to this Agreement, there are no outstanding options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the right to subscribe for or purchase member or other equity interests in either of the Acquired Entities or obligating either of the Acquired Entities to issue or sell any member or other equity interests in either of the Acquired Entities. There are no outstanding contractual obligations of either of the Acquired Entities to repurchase, redeem or otherwise acquire any member or other equity interests in either of the Acquired Entities or to provide funds to, or make any investment in, any Person other than the Limited Partnership. True and complete copies of the Organizational Documents of the Acquired Entities have been provided to Buyer prior to the date hereof.

7.3 Authorization and Enforceability. This Agreement, the Conveyance and each other agreement, instrument or document executed or to be executed by Seller in connection with the Transaction to which it is a party constitutes, or when executed and delivered will constitute, Seller’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

7.4 Liability for Brokers’ Fees. Neither Seller nor any Acquired Entity has incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Buyer or any Acquired Entity shall have any responsibility whatsoever.

7.5 No Bankruptcy. There are no bankruptcy proceedings pending, being contemplated by Seller or any Acquired Entity or, to the knowledge of Seller, threatened against Seller or any Acquired Entity by any third party.

7.6 Litigation. Neither Seller nor any Acquired Entity has received a written claim, charge, audit, investigation or demand notice that has not been resolved and that would adversely affect any of the Assets. There are no Actions pending or, to Seller’s knowledge, threatened against Seller or any Acquired Entity or with respect to any of the Assets, before any arbitration authority or Governmental Authority that relate to any of the Assets, or that would affect Seller’s ability to execute and deliver this Agreement or to consummate the Transaction.

7.7 No Liens. Except as set forth on Schedule 7.7 and for Permitted Encumbrances, there are no (i) judgments, transcripts of judgments or court actions, adjudicated or pending against or involving Seller or any Acquired Entity, (ii) Liens against or involving Seller or any Acquired Entity or the Assets other than those that will be released at or before Closing, (iii) notices of unredeemed tax sales or unpaid taxes or special assessments due or delinquent filed against Seller’s or any Acquired Entity’s interest in the Assets, or (iv) assignments of leasehold from Seller or any Acquired Entity to other parties not reflected in the materials examined which would operate to reduce the NRI or increase the WI set forth on Exhibit B.

7.8 Judgments. There are no unsatisfied or continuing judgments, orders, decrees, directives or injunctions issued by an arbitration authority or Governmental Authority outstanding against Seller or any Acquired Entity with respect to the Assets that would be reasonably expected to impair Seller’s ability to enter into this Agreement or consummate the Transaction.

7.9 Compliance with Laws. To Seller’s knowledge, the Assets have been owned and operated by Seller in all material respects in compliance with all Laws.

7.10 Material Agreements. To Seller’s knowledge, except for the Leases and other agreements listed on Exhibit A, Seller has identified on Exhibit C a list of all agreements to which Seller or any Acquired Entity is a party or by which the Assets are bound that are material to the ownership or operation of the Assets (the “Material Agreements”). Except as noted on Exhibit C, to Seller’s knowledge:

(a) the Material Agreements are in full force and effect in all material respects;

(b) Seller is not in material default with respect to any Material Agreement nor is any counterparty thereunder in material default; and

(c) Seller has made all of Seller’s payments due and owing under the Material Agreements in a timely manner before the same became delinquent.

Buyer and Seller agree and acknowledge that Leases are not Material Agreements.

7.11 Governmental Permits. To Seller’s knowledge, Seller has all governmental licenses, filings and permits (including permits, licenses, approval registrations, notifications, exemptions and any other authorizations pursuant to Laws) necessary or appropriate to own and operate the Assets as presently being owned and operated. To Seller’s knowledge, such licenses, filings and permits are in full force and effect and Seller has not received written notice of any violations in respect of any such licenses or permits that remains uncured.

7.12 Hydrocarbon Sales Contracts. To Seller’s knowledge, Seller has listed all Hydrocarbon Sales Contracts on Schedule 7.12. Except for payments that are not material, to Seller’s knowledge, proceeds from the sale of oil, condensate, and gas from the Assets are being received by Seller in a timely manner. To Seller’s knowledge, Seller is not having deliveries of gas from any Asset subject to a Hydrocarbon Sales Contract curtailed substantially below such property’s delivery capacity.

7.13 Property Costs. To Seller’s knowledge, Seller has paid all Property Costs attributable to the period of time prior to the Effective Time and during Seller’s ownership of the Assets as such Property Costs become due, and such Property Costs are being paid in a timely manner before the same become delinquent, except for any such Property Costs as are being disputed in good faith by Seller in a timely manner.

7.14 Transfer Requirements. Except as set forth on Schedule 7.14, there are no Transfer Requirements.

7.15 Employee Matters. The Acquired Entities do not have, and have never had, any employees. The Asset Workers are not subject to a collective bargaining agreement or represented by any labor union. The Acquired Entities do not sponsor, maintain or contribute to, and have never sponsored, maintained or contributed to, any “employee benefit plan,” as such term is defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or any other plan, policy, agreement, arrangement, program or practice providing compensation or benefits to any employee or other individual.

7.16 Taxes. With respect to the Limited Partnership, to the knowledge of Seller:

(a) All Taxes owed by (i) the Acquired Entities and (ii) the Limited Partnership, that are or have become due have been paid in full;

(b) All Tax Returns required to be filed by or with respect to the Acquired Entities or the Limited Partnership have been duly and timely filed, and each such Tax Return is true, correct and complete in all material respects;

(c) There are no Liens on any of the Assets, the assets of the Acquired Entities or the assets of the Limited Partnership currently existing, pending or, to the knowledge of Seller, threatened, with respect to Taxes, except for statutory Liens for current period Taxes not yet due and payable; and

(d) Each of the Acquired Entities is, and since its inception has at all times been, an entity disregarded as separate from Seller for U.S. federal income tax purposes.

7.17 Tax Partnerships. Except for the Limited Partnership, none of the Assets, the assets of the Acquired Entities or the assets of the Limited Partnership is subject to any Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

7.18 Preferential Rights. None of the Assets is subject to any Preferential Right.

7.19 Disclosures. The matters set forth on any of the Exhibits attached hereto are not necessarily matters that Seller is required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

ARTICLE 8.

BUYER’S REPRESENTATIONS

Buyer makes the following representations and warranties to Seller as of the execution of this Agreement and as of Closing:

8.1 Corporate Representations.

(a) Buyer is a limited partnership, duly organized, validly existing and in good standing under the Laws of the State of Delaware and at Closing will be duly qualified to carry on its business in the States of New Mexico, Oklahoma and Texas.

(b) Buyer will have all requisite power and authority to own the Assets at Closing, to carry on its business as presently conducted and to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party and to consummate the Transaction. The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party, and the consummation by it of the Transaction and thereby, have been duly authorized by all necessary partnership action of Buyer.

(c) The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not (i) violate, conflict with or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation under any provision of Buyer’s governing documents or any material lease, contract, agreement, instrument or obligation to which Buyer is a party or by which Buyer is bound, or (ii) violate, conflict with or constitute a breach of any Laws.

8.2 Authorization and Enforceability. The execution, delivery and performance of this Agreement and the Transaction have been duly and validly authorized by all requisite action on behalf of Buyer. This Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the Transaction to which it is a party constitutes, or when executed and delivered will constitute, Buyer’s legal, valid and binding obligation, enforceable in accordance with their respective terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and similar Laws for the protection of creditors and equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

8.3 Liability for Brokers’ Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees relating to the Transaction for which Seller shall have any responsibility whatsoever.

8.4 Litigation. There is no Action by any person, entity or Governmental Authority pending or, to Buyer’s knowledge, threatened against it before any Governmental Authority that impedes or is likely to impede Buyer’s ability to consummate the Transaction and to assume the liabilities to be assumed by Buyer under this Agreement, including the Assumed Liabilities.

8.5 Financial Resources. Buyer has or will have as of the Closing Date the financial resources available to close the Transaction.

8.6 Securities Laws, Access to Data and Information. Buyer is familiar with the Assets and it is a knowledgeable, experienced and sophisticated investor in the oil and gas business. Buyer understands and accepts the risks and absence of liquidity inherent in ownership of the Assets. Buyer acknowledges that the Assets are or may be deemed to be “securities” under the Securities Act of 1933, as amended, and certain applicable state securities or Blue Sky Laws and that resales thereof may therefore be subject to the registration requirements of such acts. The Assets are being acquired solely for Buyer’s own account for the purpose of investment and not with a view to resale, distribution or granting a participation therein.

8.7 Buyer’s Evaluation.

(a) Records. Buyer is experienced and knowledgeable in the oil and gas business and is aware of its risks. Buyer acknowledges that Seller is making available to it the Records and the opportunity to examine, to the extent it deems necessary in its sole discretion, all real property, personal property and equipment associated with the Assets. Except for the representations of Seller contained in this Agreement and the special warranty in the Conveyance, Buyer acknowledges and agrees that Seller has not made any representations or warranties, express or implied, written or oral, as to the accuracy or completeness of the Records or any other information relating to the Assets furnished or to be furnished to Buyer or its representatives by or on behalf of Seller, including any estimate with respect to the value of the Assets, estimates of when “payout” will occur for a particular Asset, estimates or any projections as to reserves and/or events that could or could not occur, future operating expenses, future workover expenses and future cash flow.

(b) Independent Evaluation. In entering into this Agreement, Buyer acknowledges and affirms that it has relied and will rely solely on the terms of this Agreement and the Exhibits and Schedules to this Agreement and the Conveyance and upon its independent analysis, evaluation and investigation of, and judgment with respect to, the business, economic, legal, tax or other consequences of the Transaction including its own estimate and appraisal of the extent and value of the petroleum, natural gas and other reserves of the Assets, the value of the Assets and future operation, maintenance and development costs associated with the Assets. Buyer owns and operates other oil and gas properties and is aware of the geologic factors and risks associated with operating oil and gas wells. Accordingly, Buyer assumes the risk of the downhole condition of the Wells. Except as expressly provided in this Agreement, the Conveyance and the Transition Services Agreement, Seller shall not have any liability to Buyer or its Affiliates, agents, representatives or employees resulting from any use, authorized or unauthorized, of the Records or other information relating to the Assets provided by or on behalf of Seller.

(c) Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CONVEYANCE, THE ASSETS ARE TO BE SOLD AND ACCEPTED BY BUYER AT CLOSING “AS IS, WHERE IS AND WITH ALL FAULTS” AND SELLER MAKES NO WARRANTY OR REPRESENTATION OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WITH RESPECT TO THE ORIGIN, QUALITY, CONDITION OR SAFETY OF ANY EQUIPMENT OR OTHER PERSONAL PROPERTY, TITLE TO PERSONAL OR MIXED PROPERTY, TITLE TO REAL PROPERTY, COMPLIANCE WITH GOVERNMENTAL REGULATIONS OR LAWS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION, QUANTITY, VALUE OR EXISTENCE OF RESERVES OF OIL, GAS OR OTHER MINERALS PRODUCIBLE OR RECOVERABLE FROM THE LEASES, UNITS OR WELLS, OR OTHERWISE.

EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT AND THE CONVEYANCE, ALL WELLS, PERSONAL OR MIXED PROPERTY, DATA, RECORDS, MACHINERY, EQUIPMENT AND FACILITIES COMPRISING THE ASSETS OR SITUATED THEREON OR APPURTENANT THERETO, ARE TO BE CONVEYED BY SELLER AND ACCEPTED BY BUYER PRECISELY AND ONLY “AS IS, WHERE IS” AND WITHOUT RECOURSE AGAINST SELLER.

(d) Acknowledgement. Buyer acknowledges that the Assets have been used for oil and gas drilling and producing operations, transportation or gathering operations, related oil field operations and possibly the storage and disposal of waste material incidental to or occurring in connection with such operation, and that physical changes in land may have occurred as a result of such uses and that Buyer has entered into this Agreement on the basis of Buyer’s own investigation or right to investigate, the physical condition of the Assets. Except as otherwise expressly set forth in this Agreement and the Conveyance, Buyer is acquiring the Assets precisely and only in an “as is, where is” condition and assumes the risk that adverse physical conditions including the presence of unknown abandoned or unproductive oil wells, gas wells, equipment, pits, landfills, flowlines, pipelines, water wells, injection wells and sumps which may or may not have been revealed by Buyer’s investigation, are located thereon or therein, and whether known or unknown to Buyer as of Closing.

ARTICLE 9.

COVENANTS AND AGREEMENTS

9.1 Covenants and Agreements of Seller. Seller covenants and agrees with Buyer as follows:

(a) Operations Prior to Closing. From the date of execution hereof to the Closing, in addition to the requirements set forth in Section 9.1(c), Seller will operate the Assets in the ordinary course of business and consistent with past practices, or where Seller is not the operator of an Asset, will continue its actions as a non-operator in the ordinary course of its business. From the date of execution of this Agreement to the Closing Date, and subject to adjustment as provided in Section 3, Seller shall pay or cause to be paid its proportionate shares of all Property Costs incurred in connection with the ownership or operations of the Assets in compliance with Sections 9.1(a) through 9.1(c). Seller will keep Buyer timely informed of all matters it considers in good faith to be material developments affecting any of the Assets. Seller will continue to execute the capital plan as set forth in the Cap Ex Budget. Without expanding any obligations which Seller may have to Buyer, it is expressly agreed that Seller shall never have any liability to Buyer for the obligations under this Section 9.1(a) with respect to Seller’s acting as an operator of an Asset greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Version) form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(b) Restriction on Operations. From the date of execution hereof to the Closing, Seller will promptly inform Buyer of all requests for commitments to expend funds in excess of $100,000 with respect to the Assets, other than current activities for drilling, completions, recompletions, refracs or other well service units and to the extent necessary to execute the Libby Ranch Project and other capital projects as estimated in the Cap Ex Budget. From the date of execution hereof to the Closing and without the prior written consent of Buyer, subject to the Cap Ex Budget in respect of which Buyer is deemed to consent, Seller shall not:

(i) commit to or incur any expenditures in excess of $100,000 (net to Seller’s interest) with respect to any part of the Assets, except for emergency events requiring immediate action to protect life or preserve the Assets;

(ii) make any nonconsent elections with respect to operations affecting the Assets;

(iii) increase the base salary or benefits payable, or enter into any collective bargaining agreement or other labor contract applicable, to any of Seller’s or Seller’s Affiliates’ employees directly involved with providing services with respect to the Assets, all of whom as of the date of this Agreement are listed on Schedule 9.1(b) (such individuals, and any other individuals employed by Seller or its Affiliates after the date of this Agreement to provide Services (as such term is defined in the Transition Services Agreement), collectively the “Asset Workers”);

(iv) abandon any Well or release (or permit to terminate), except as necessary to comply with governmental regulations, or modify or reduce its rights under all or any portion of any of the Leases, unless the cost to abandon such Well is projected to cost less than $35,000;

(v) modify or terminate any of the Material Agreements or waive or relinquish any right thereunder or enter into any agreement that, if in existence as of the execution date hereof, would be a Material Agreement;

(vi) agree to any renegotiated price, take or other terms under existing gas purchase agreements which are not terminable within thirty (30) days’ notice;

(vii) agree to any credit or prepayment arrangement that would reduce the share of gas deliverable with respect to the Assets following the Effective Time;

(viii) enter into any agreement or instrument for the sale, treatment, or transportation of production from the Assets (except for sales agreements terminable on no more than thirty (30) days’ notice);

(ix) encumber, sell or otherwise dispose of any of the Assets, other than personal property that is replaced by equivalent property or consumed in the normal operation of the Assets, or is equipment which was worthless or not usable consistent with its manufactured and intended use or for Hydrocarbons produced from the Assets; and

(x) except where necessary to prevent the termination of a Lease or Material Agreement governing Seller’s interest in the Assets, propose (A) the drilling of any additional wells, (B) the deepening, plugging back or reworking of any Well, (C) the conducting of any other operations which require consent under the applicable operating agreement, or (D) the conducting of any other operations other than the normal operation of the existing Wells on the Assets.

(c) Capital Expenditure Program. In addition to the covenants set forth in Sections 9.1(a) and 9.1(b) and subject to Section 3.4, Seller agrees to continue to execute the development program for the Libby Ranch Project from the date of execution hereof to the Closing.

(d) Oil Price Protection. Prior to Closing, Seller shall provide oil price protection in the form of swaps with a financial counterparty in respect of the time periods, volumes and prices set forth below:

Commodity	Period	Swap Volume (Bbl/d)	NYMEX Swap Price
Crude Oil	4/1/13 – 12/31/13	6,100	$98.50
Crude Oil	1/1/14 – 12/31/14	5,500	$94.75
Crude Oil	1/1/15 – 12/31/15	5,000	$94.75
Crude Oil	1/1/16 – 3/31/16	4,400	$93.50

The foregoing swaps shall be novated to Buyer at Closing in form and substance reasonably satisfactory to Buyer, with Buyer bearing all costs of novation.

(e) Team CO2 Supply. Seller owns certain CO2 leasehold rights to the Santa Rosa formation in Harding County, New Mexico north of the Libby Ranch Project as described in Section 2.2(m) (the “Team CO2 Acreage”). It is Seller’s intent to develop the Team CO2 Acreage, produce CO2 from wells drilled thereon and transport such CO2 from a pipeline and infrastructure (the “Team CO2 Pipeline”) to the vicinity of the Libby Lateral pipeline (the “Team CO2 Project”). At Closing, the Parties will enter into the Product Sale and Purchase Agreement in the form of Exhibit J (the “CO2 Purchase and Sale Agreement”).

(f) Audited Financial Statements.

(i) Seller shall prepare, at the sole cost and expense of Buyer, and deliver at least five days prior to Closing, statements of revenues and direct operating expenses and notes thereto related to the Assets (A) as of and for the three years ended December 31, 2012 (the “Annual Special Financial Statements”) and (B) as of and for the

three months ended March 31, 2012 and 2013, or, if the Closing shall occur on or after June 30, 2013, as of and for the six months ended June 30, 2012 and 2013 (the “Interim Special Financial Statements,” and collectively with the Annual Special Financial Statements, the “Special Financial Statements”), including any notes required to be prepared in accordance with Financial Accounting Standards Board ASC Topic 932 – “Extractive Activities – Oil and Gas”, in such form that the Annual Special Financial Statements can be audited by Seller’s external audit firm (“Seller’s Auditor”) and reviewed as may be required by Seller’s external independent petroleum reserve engineering firm (“Seller’s Engineer”). The Parties acknowledge that the Special Financial Statements are the only financial statements that are available or practicable to prepare with respect to the Assets. Seller shall cooperate with and permit Buyer to review and/or reasonably participate in the preparation of the Special Financial Statements and shall provide Buyer and its representatives with reasonable access during normal business hours to Seller’s personnel who engage in the preparation of the Special Financial Statements.

(ii) Seller shall use reasonable efforts to execute and deliver, or cause to be executed and delivered, to Seller’s Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by Seller (if the financial statements are subject of an audit or are the subject of a review pursuant to Statement of Accounting Standards 100 (Interim Financial Information)), as may be reasonably requested by Seller’s Auditor, with respect to the Special Financial Statements. Buyer shall indemnify, defend and hold harmless Seller, each Affiliate of Seller and each of its and their respective directors, officers, employees and agents and each of the successors and assigns of any of the forgoing from and against any and all damages, losses, liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all demands, charges or Actions of any nature and demands, assessments, judgments, settlements and compromises relating thereto and the costs and expenses of attorneys’, accountants’, consultants’ and other fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder) arising out of, by reason of or otherwise with regard to the execution, delivery or any other action related to the preparation or provision by Seller, or the use or filing with the SEC by Buyer, of (A) any representation letter delivered by Seller to Seller’s Auditor, (B) the Special Financial Statements, and (C) the Annual Special Financial Statements. Buyer shall execute and deliver, or cause to be executed and delivered, a customary representation letter to Seller’s Auditor, if reasonably requested, and Buyer’s existing outside auditors shall execute and deliver, or cause to be executed and delivered, a customary representation letter to Seller’s Auditor, if reasonably requested.

(iii) Seller will engage Seller’s Auditor to perform, at the sole cost and expense of Buyer, an audit of the Annual Special Financial Statements and Seller shall use reasonable efforts to cause, at the sole cost and expense of Buyer, Seller’s Auditor to issue unqualified opinions to Buyer with respect to the Annual Special Financial Statements (the Annual Special Financial Statements and related audit opinions being hereinafter referred to as the “Audited Special Financial Statements”), and provide its written consent for the use of the audit reports with respect to the Audited Special

Financial Statements in reports, registration statements, or other documents filed by Buyer or any of its affiliates under the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, as needed. Seller will engage Seller’s Engineer, at the sole cost and expense of Buyer, as may be required in connection with the preparation of the Annual Special Financial Statements. Buyer shall reimburse Seller as soon as practical and in any event within five business days of a request from Seller to do so, for all fees and expenses charged by Seller’s Auditor and Seller’s Engineer in connection with any action taken pursuant to this Section 9.1(f). Buyer shall take all reasonable action as may be necessary to facilitate the completion of such audit and delivery of the Audited Special Financial Statements and the delivery of the Interim Special Financial Statements, to Buyer or any of its affiliates as soon as reasonably practicable, but not later than five days prior to the Closing Date.

(g) Notification of Claims. Seller shall promptly notify Buyer of any Action and any cause of Action that relates to the Assets or that might, in Seller’s reasonable judgment, result in impairment or loss of Seller’s title to any portion of the Assets or the value thereof or that might hinder or impede the operation of the Leases arising or threatened prior to the Closing.

(h) Existing Relationships. Prior to the Closing, Seller shall not introduce any new method of management, operation or accounting with respect to the Assets and shall use all reasonable efforts to preserve its relationships with customers, suppliers, distributors, contractors, operators, non-operators, royalty owners, and others having business dealings with it in connection with the Assets.

(i) Consents. For the purposes of obtaining the written consents required in this Section 9.1, Buyer designates the person set forth in Section 16.2. Such consents may be obtained in writing by overnight courier or given by telecopy or facsimile transmission.

(j) No Mortgages. Seller shall deliver releases of any mortgages or financing statements in respect of Liens on the Assets at Closing, in form and substance satisfactory to Buyer.

(k) No Negotiation. Until the Closing or the earlier termination of this Agreement, Seller will not, and will cause its Affiliates, investment advisors and other representatives not to, (i) solicit, directly or indirectly, any offer to acquire any of the Assets, or (ii) enter into any negotiations with, or enter into any agreement that provides for acquisition of the Assets, or any portion thereof, by a Person other than Buyer.

(l) Insurance. Seller will maintain through the Closing Date, with respect to the Assets, the insurance coverage described on Schedule 9.1(l).

(m) Permits. Seller shall use reasonable best efforts to cause all permits, licenses, approval registrations and other authorizations pursuant to Laws relating to the Assets to be transferred to Buyer. Seller shall not be obligated to expend any funds in obtaining such transfers other than fees and expenses of Seller’s counsel, and if Seller incurs any expenses (other than fees and expenses of Seller’s counsel) in connection with such transfers on Buyer’s behalf, then Buyer, at Seller’s option, will prepay or immediately reimburse Seller after Seller incurs such expenses.

(n) Noncompetition. For a period of fifteen (15) years after the Closing Date, unless Buyer provides written approval in advance, Seller shall not, and shall cause its Affiliates not to, directly or indirectly enter into any agreement with Reliant or its Affiliates, or their successors and assigns, with respect to acquiring an interest in (i) the drilling of any CO2 wells on, or (ii) any CO2 leases owned by Reliant or its Affiliates as of the Effective Time with respect to Reliant’s leasehold of 27,760 net acres in Harding County, New Mexico.

(o) Prior to Closing, for organizational purposes, Buyer may request Seller to assign one or more Material Contracts to one of the Acquired Entities and upon such request Seller shall so assign such Material Contracts prior to Closing.

9.2 Covenants and Agreements of Buyer. Buyer covenants and agrees with Seller as follows:

(a) Entity Status. Buyer shall maintain its limited partnership status from the date hereof until the Closing Date and the Final Settlement Date, and use all reasonable efforts to assure that as of the Closing Date and the Final Settlement Date it will not be under any material legal or contractual restriction that would prohibit or delay the timely consummation of the Transaction.

(b) Replacement Bonds and Instruments. At Closing, Buyer shall provide replacement instruments for each bond or similar contingent obligation given by Seller securing its, or its contract operator’s, obligations relating to the Assets, set forth on Schedule 9.2(b) (collectively, the “Instruments”). As soon as practical after Closing, Buyer (with reasonable assistance of Seller as requested by Buyer) shall use its commercially reasonable efforts to obtain the release of the Assets and/or Seller from the Instruments.

(c) Change of Name. Buyer undertakes and agrees that promptly after the Closing (but no later than August 31, 2013), it will take all actions necessary to change the name of the Acquired Entities to delete the use of the name “Whiting” and/or any derivative thereof.

(d) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, provided that this Section 9.2(d) shall not apply to the special warranty in the Conveyance or the matters set forth on Schedule 9.2(d), Buyer has performed its title and environmental due diligence and as of the date of this Agreement, Buyer has satisfied itself and, subject to Sections 15.2 and 15.4(a), accepted the environmental condition of the Assets, and Buyer agrees that there are no Title Defects or Environmental Defects nor to Buyer’s knowledge any facts or information that could give rise to such defects. Accordingly, Buyer hereby waives its rights to assert any Title

Defect and Environmental Defect except those Title Defects or Environmental Defects (i) which Buyer can show arose after the execution of this Agreement and before the Title Defect Date and (ii) which are presented to Seller by proper notice as provided herein prior to Closing.

(e) Hardesty Receivables.

(i) Buyer acknowledges that Seller has $3,127,124 of accounts receivable as of March 31, 2013 relating to capital expenditures made with respect to the NE Hardesty Field as of the Effective Time (the “Hardesty Receivables”). Buyer shall collect and recover from revenues of the NE Hardesty Field in accordance with the Plan of Unitization for the NE Hardesty Unit, dated February 5, 1971, by and between Anadarko Production Company and Petroleum, Inc., et al, as amended (the “Hardesty Unit Agreement”), the Hardesty Receivables and shall pay to Seller an amount equal to such Hardesty Receivables collected during a month plus accrued interest as provided for in the Hardesty Unit Agreement within five business days after the end of such month. For purposes of determining whether any of the Hardesty Receivables are collected by Buyer, all payments of Hardesty Receivables received by Buyer after the Closing shall be applied so as to retire accounts receivable relating to the NE Hardesty Field in chronological order based upon the period of time such accounts receivable have existed on the books of Seller and/or Buyer, as the case may be.

(ii) Subject to completion of the Libby Ranch Project delivery of CO2 volumes contemplated thereby, Buyer agrees to execute the development plan for the NE Hardesty Field set forth on Schedule 9.2(e). Subject to the occurrence of the Closing, Buyer agrees to purchase the interests of Chaparral Energy, LLC (“Chaparral”) in the NE Hardesty Field on the terms set forth in that certain letter dated June 21, 2013 from Whiting Petroleum Corporation to Chaparral pursuant to a definitive agreement in a form reasonably acceptable to Buyer and Seller.

(f) Libby Lateral Reassignment. Buyer shall have the option, upon at least 60 days prior written notice to Seller, to elect to reassign the Libby Lateral to Seller at any time between January 1, 2023 and December 31, 2028 without further consideration to be paid by Seller; provided that Seller shall assume all liabilities directly relating to the Libby Lateral, including environmental and abandonment liabilities. If Buyer so elects, then Buyer and Seller shall execute documentation conveying the Libby Lateral on an “as is, where is” basis with no representation or warranty other than a special warranty from Buyer on real property and other than for the terms in this Section 9.2(f), on terms reasonably satisfactory to Buyer and Seller to document such assignment.

(g) Insurance. Buyer will maintain from the Closing Date through the Termination Date (as defined in the Transition Services Agreement) insurance coverage with respect to the Assets of types and in amounts consistent with industry standards.

9.3 Covenants and Agreements of the Parties. The Parties covenant and agree as follows:

(a) Confidentiality. If the Transaction closes on the Closing Date or such later date as agreed to by the Parties, the provisions of this Section supersede and replace the terms and conditions of that certain Confidentiality Agreement dated December 20, 2012 between Seller and BreitBurn Management Company, LLC (the “Confidentiality Agreement”). All data and information, whether written, electronic or oral, obtained from Seller in connection with the Transaction, including the Records, whether obtained by Buyer before or after the execution of this Agreement, and data and information generated by Buyer in connection with the Transaction (collectively, the “Information”), is deemed by the Parties to be confidential and proprietary to Seller until the Closing. Until the Closing, except as permitted by Section 16.5 or as required by Laws or stock exchange rule or regulation, Buyer and its officers, agents and representatives will hold in strict confidence all Information, except any Information which: (i) at the time of disclosure to Buyer by Seller is in the public domain; (ii) after disclosure to Buyer by Seller becomes part of the public domain by publication or otherwise, except by breach of this commitment by Buyer; (iii) was rightfully in Buyer’s possession at the time of disclosure to Buyer by Seller; (iv) Buyer rightfully receives from third parties free of any obligation of confidence; or (v) is developed independently by Buyer without the Information.

(b) Return of Information. If the Transaction does not close on the Closing Date, or such later date as agreed to by the Parties, the Confidentiality Agreement shall remain in effect pursuant to the provisions thereof, including Paragraph 9 of the Confidentiality Agreement regarding recovery of the Information in possession of the parties thereto obtained pursuant to any provision of this Agreement, which Information is at the time of termination required to be held in confidence pursuant to Section 9.3(a), and the Parties shall not utilize or permit utilization of the Information to compete with each other. The terms of Sections 9.3(a), 9.3(b) and 9.3(c) shall survive termination of this Agreement.

(c) Injunctive Relief. Buyer agrees that Seller will not have an adequate remedy of Laws if Buyer violates any of the terms of Sections 9.3(a) and/or 9.3(b). In such event, Seller will have the right, in addition to any other it may have, to obtain injunctive relief to restrain any breach or threaten breach of the terms of Sections 9.3(a) and/or 9.3(b), or to obtain specific enforcement of such terms.

(d) Cure Period for Breach. If any Party believes any other Party has breached the terms of this Agreement, the Party who believes the breach has occurred shall give written notice to the breaching Party of the nature of the breach and give the breaching Party 48 hours to cure. Notwithstanding the foregoing, this Section 9.3(d) shall not apply to breach of the Parties’ obligations at Closing and shall not operate to delay Closing.

(e) Notice of Breach. If either Seller or Buyer has knowledge that the other Party breached a representation or warranty under this Agreement, that Party shall promptly inform the other Party of such breach so that it may attempt to remedy or cure such breach prior to Closing.

(f) Regulatory Matters. Each of Seller and Buyer shall (i) make or cause to be made an appropriate filing of a Notification and Report Form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) with respect to the transactions contemplated hereby as promptly as practicable, but in no event later than five (5) business days, after the date of this Agreement, and Seller and Buyer shall each bear their own costs and expenses incurred in connection with such filings, provided that Buyer shall pay any filing fees in connection therewith, and (ii) use its commercially reasonable efforts to respond at the earliest practicable date to any requests for additional information made by the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Authority, to take all actions necessary to cause the waiting periods under the HSR Act and any other Laws to terminate or expire at the earliest possible date, to resist in good faith, at each of their respective cost and expense, any assertion that the transactions contemplated hereby constitute a violation of Laws, and to eliminate every impediment under any Laws that may be asserted by any Governmental Authority so as to enable the Closing to occur as soon as reasonably possible, all to the end of expediting consummation of the Transaction. In connection with this Section 9.3(f), the Parties shall, to the extent permitted by Laws, (i) cooperate in all respects with each other in connection with any filing, submission, investigation or inquiry, (ii) promptly inform the other Party of any communication received by such Party from, or given by such Party to, the DOJ or the FTC or any other Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding the Transaction, (iii) have the right to review in advance, and to the extent practicable each shall consult the other on, any filing made with, or written materials to be submitted to, the DOJ, FTC or any other Governmental Authority or, in connection with any proceeding by a private party, any other person, in connection with the Transaction, and (iv) consult with each other in advance of any meeting, discussion, telephone call or conference with the DOJ, the FTC or any other Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent not expressly prohibited by the DOJ, the FTC or any other Governmental Authority or person, give the other Party the opportunity to attend and participate in such meetings and conferences, in each case, regarding the Transaction.

9.4 Employee Matters.

(a) Beginning on the date of the execution of this Agreement, Seller shall make available to Buyer all of the Asset Workers to discuss potential employment with Buyer or an Affiliate of Buyer on or after the Closing Date as provided below (such entity that makes any employment offers pursuant to this Section 9.4(a) is herein referred to as the “Buyer Employer”). Buyer shall provide Seller, in writing, not later than five (5) days prior to the Closing Date, a list of those Asset Workers to whom a Buyer Employer intends to make offers of employment (collectively, the “Designated Employees”). The date as of which employment with a Buyer Employer is to begin in accordance with all such offers shall be the termination date of the Transition Services

Agreement. The Buyer Employer’s determination as to which Asset Workers shall be Designated Employees, and the proposed terms of employment offered by the Buyer Employer, shall be within the sole discretion of the Buyer Employer; provided, however, that its election and determination shall be made in accordance with all Laws. The Buyer Employer shall have no obligation under this Agreement to employ any of the Asset Workers. Those Designated Employees who accept the Buyer Employer’s employment offers and become active employees of the Buyer Employer pursuant to the preceding provisions of this paragraph are referred to herein as the “Transferred Employees.” Seller will provide incentives, the scope and nature of which shall be determined by Seller in its sole discretion, to all Designated Employees to accept Buyer Employer offers to become Transferred Employees. Seller shall not take any action described in Section 9.1(b)(iii) with respect to any Asset Worker between the Closing Date and the termination date of the Transition Services Agreement.

(b) Neither Seller nor any of Seller’s Affiliates shall, unless acting in accordance with Buyer’s prior written consent, solicit, encourage or induce any Designated Employee to reject an employment offer from a Buyer Employer or solicit, encourage or induce any such Designated Employee to continue in the employment of Seller or any of Seller’s Affiliates from and after the termination date of the Transition Services Agreement. Notwithstanding the foregoing, Buyer acknowledges and agrees that five Asset Workers residing in the Midland office will have the option to elect to accept employment with Buyer or to continue employment with Seller. For a period of one (1) year following the termination date of the Transition Services Agreement, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit for employment any Transferred Employee, unless (in each case prior to any such solicitation) such Transferred Employee is no longer employed by the Buyer Employer or any of its Affiliates; provided, however, that Seller shall not be precluded from hiring any employee whose employment has been terminated by the Buyer Employer and its Affiliates prior to commencement of employment discussions between Seller and such employee, and Seller shall not be considered in breach of this clause if Seller places general advertisements for employees and hires a Transferred Employee as a result of such advertisement, so long as such advertisement was not specifically directed at such Transferred Employee. Seller acknowledges that the purpose of this covenant is to enable the Buyer Employer and its Affiliates to maintain a stable workforce in order to remain in the business associated with the Assets, and that it would disrupt, damage, impair and interfere with such business if Seller were to engage in the solicitation prohibited hereby.

(c) As soon as reasonably practicable after the termination date of the Transition Services Agreement, Seller shall provide to Buyer a list of all Transferred Employees’ length of service used under the employee benefit plans or policies of Seller or its Affiliates as of such date.

(d) The provisions of this Section 9.4 are solely for the benefit of the Parties and nothing in this Section 9.4, express or implied, shall confer upon any Asset Worker, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing in this Section 9.4, express or implied, shall be (i) deemed an amendment of any employee benefit plan providing benefits to any Asset Worker, or (ii) construed to prevent Seller or any of its Affiliates or Buyer or any of its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that Buyer or any of its Affiliates may establish or maintain.

ARTICLE 10.

TAX MATTERS

10.1 Certain Definitions.

(a) “Asset Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes (including any interest, fine, penalty or additions to such Tax imposed by a Governmental Authority) assessed against the Assets (or the assets of the Acquired Entities) or based upon or measured by the ownership of the Assets (or the assets of the Acquired Entities) or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, (i) Income Taxes and (ii) Transfer Taxes.

(b) “Income Taxes” shall mean (i) all Taxes based upon, measured by, or calculated with respect to gross, modified gross or net income, gross or net receipts or profits (including franchise Taxes and any capital gains, alternative minimum, and net worth Taxes, but excluding ad valorem, property, excise, severance, production, sales, use, real or personal property transfer or other similar Taxes), (ii) Taxes based upon, measured by, or calculated with respect to multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to is included in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax included in clauses (i) or (ii) above, including, in each case Tax is referenced in this Section 10.1(b), any interest, fine, penalty or additions to such Tax imposed by a Governmental Authority.

(c) “Seller Taxes” shall mean (i) Income Taxes imposed by any Laws on Seller or any of its Affiliates, or any combined, unitary, or consolidated group of which any of the foregoing is or was a member, (ii) Asset Taxes allocable to Seller pursuant to Section 10.2 (taking into account, and without duplication of, (A) such Asset Taxes effectively born by Seller as a result of Purchase Price adjustments made pursuant to Section 3.4 and/or Section 14.1 and (B) any payments made from one Party to the other in respect of Asset Taxes pursuant to the penultimate sentence of Section 10.3), (iii) any Taxes imposed on or with respect to the ownership or operation of the Excluded Assets, if any, and (iv) any and all other Taxes imposed on or with respect to the ownership or operation of the Assets for any tax period (or portion thereof) ending before the Effective Time.

(d) “Straddle Period” shall mean any tax period beginning before and ending after the Effective Time.

(e) “Tax Return” means any return, declaration, report, information, return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

(f) “Taxes” shall mean (i) all taxes, assessments, fees, unclaimed property and escheat obligations, and other chargers of any kind whatsoever imposed by any Governmental Authority, including any federal, state, local and foreign income, gross receipts, capital gains, franchise, ad valorem, property, production, excise, net proceeds, severance, sales, use, stamp, withholding, employment, alternative or add-on minimum, and estimated taxes and (ii) any interest, fine, penalty or additions to tax imposed by a Governmental Authority in connection with any item described in clause (i).

10.2 Apportionment of Asset Tax Liability.

(a) Seller shall be allocated and bear all Asset Taxes attributable to (i) any tax period (or portion thereof) ending prior to the Effective Time and (ii) the portion of any Straddle Period ending prior to the Effective Time. Buyer shall be allocated and bear all Asset Taxes attributable to (A) any tax period (or portion thereof) beginning on or after the Effective Time and (B) the portion of any Straddle Period beginning on the Effective Time.

(b) For purposes of determining the allocations described in Section 10.2(a), (i) Asset Taxes that are attributable to or based upon the severance or production of Hydrocarbons shall be allocated to the period (or portion thereof) in which the severance or production giving rise to such Asset Taxes occurred, (ii) Asset Taxes that are based upon or related to income or receipts or imposed on a transactional basis (other than such Asset Taxes described in clause (i)), shall be allocated to the period (or portion thereof) in which the transaction giving rise to such Asset Taxes occurred, and (iii) Asset Taxes that are ad valorem, property or similar Asset Taxes imposed on a periodic basis pertaining to a Straddle Period shall be allocated between the portion of such Straddle Period ending prior to the Effective Time and the portion of such Straddle Period beginning on or after the Effective Time by prorating each such Asset Tax based on the number of days in the applicable Straddle Period that occur before the day on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on and after the day on which the Effective Time occurs, on the other hand. For purposes of clause (iii) of the preceding sentence, the period for such Asset Taxes shall begin on the date on which ownership of the applicable Assets (or assets of the Acquired Entities) gives rise to liability for the particular Asset Tax and shall end on the day before the next such date.

10.3 Calculation of Adjustments for Asset Tax Liabilities. Consistent with Section 10.2, and based on the best current information available as of Closing or the time the Final Settlement Statement is finalized, as applicable, the proration of applicable Asset Taxes shall be made between the Parties as an adjustment to the Purchase Price pursuant to Section 3.4 and thereafter further adjusted, as applicable, pursuant to Section 14.1. If estimates are used for purposes of adjusting the Purchase Price for an Asset Tax pursuant to Section 3.4 and Section 14.1, upon the later determination of the actual amount of such Asset Tax, timely payments will be made from Seller to Buyer or from Buyer to Seller, as applicable, to the extent necessary to cause each of Sellers and Buyer to bear the amount of such Asset Tax that is allocable to it under Section 10.2. Notwithstanding any provision of this Agreement to the contrary, Section 15.3 shall not apply with respect to Asset Taxes, and Asset Taxes shall not be treated as Property Costs for purposes of Section 15.3.

10.4 Tax Reports and Returns; Cooperation.

(a) For the tax period in which the Effective Time occurs, Seller agrees to immediately forward to Buyer any such tax reports and returns received by Seller after Closing and provide Buyer with appropriate information in Seller’s possession which is necessary for Buyer to file any required tax reports and returns related to the Assets. Buyer agrees to file all Tax Returns and reports for Asset Taxes applicable to the Assets that are required to be filed after the Closing, and pay all required Asset Taxes payable with respect to the Assets subject to the provisions of Sections 10.2 and 15.4. If Seller has withheld any monies for third parties for Taxes with respect to the Assets, Seller shall remit such monies to Buyer upon the earlier of five days prior to the due date of any such remittance or within three months of Closing, and Buyer shall then assume the responsibility and liability for the payment of such Taxes for and on behalf of such third parties solely up to the amount of monies received by Buyer from Seller with respect to such Taxes.

(b) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any Action with respect to Taxes relating to the Assets. Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Seller and Buyer agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the respective taxable periods and to abide by all record retention agreements entered into with any Governmental Authority.

10.5 Transfer Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and mortgage stamps, real estate transfer taxes or stamps or similar Taxes (excluding for the avoidance of doubt Income Taxes) that may be imposed on the transfer of the Assets pursuant to this Agreement (“Transfer Taxes”). However, if required by Laws, Buyer shall, in accordance with Laws, calculate and Seller will remit any Transfer Taxes that are required to be paid as a result of the transfer of the Assets to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any Transfer Taxes are due, Seller shall promptly forward such notice to Buyer for handling. Buyer shall timely remit all Transfer Taxes to the appropriate Governmental Authority. Buyer and Seller shall reasonably cooperate in good faith to minimize, to the extent permissible under Laws, the amount of any Transfer Taxes.

10.6 Income Taxes. Notwithstanding any provision in this Agreement to the contrary, no adjustments pursuant to Section 3.4, Section 14.1 or Section 15.3 shall be made to the Purchase Price with respect to Income Taxes.

ARTICLE 11.

CONDITIONS PRECEDENT TO CLOSING

11.1 Seller’s Conditions Precedent. The obligations of Seller at the Closing are subject, at the option of Seller, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) Except for representations and warranties already qualified by “material” or “materiality” in which case such representations and warranties must be true and accurate in all respects when made and at Closing when serving as a condition to Closing, all representations and warranties of Buyer contained in this Agreement are true in all material respects (considering the Transaction as a whole) at and as of the Closing in accordance with their terms as if such representations and warranties were remade at and as of the Closing, and except for covenants and agreements qualified by “material” or “materiality” in which case such covenants and agreements must be performed and complied with in all respects by Buyer prior to or at the Closing, Buyer has performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Buyer prior to or at the Closing in all material respects, and Buyer shall deliver a certificate to Seller confirming the foregoing;

(b) No order has been entered by any Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c) The aggregate of Purchase Price adjustments for Title Defects, Environmental Defects and Assets excluded under Section 6.5 do not exceed 10% of the unadjusted Purchase Price;

(d) The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or earlier been terminated; and

(e) Buyer shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Buyer pursuant to Section 13.3.

If the above conditions are not met or waived, or if the Closing has not occurred by August 31, 2013 other than by fault of Seller; in each case, this Agreement may be terminated at the option of Seller, by notice to Buyer. Article 12 shall govern said termination.

11.2 Buyer’s Conditions Precedent. The obligations of Buyer at the Closing are subject, at the option of Buyer, to the satisfaction or waiver at or prior to the Closing of the following conditions precedent:

(a) Except for the representations and warranties already qualified by “material” or “materiality”, which representations and warranties must be true and accurate in all respects when made and at Closing when serving as a condition to Closing, all representations and warranties of Seller contained in this Agreement are true in all material respects (considering the Transaction as a whole) at and as of Closing in accordance with their terms as if such representations and warranties were remade at and as of Closing, and except for covenants and agreements qualified by “material” or “materiality” in which case such covenants and agreements must be performed and complied with in all respects by Seller prior to or at the Closing, Seller has performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by Seller prior to or at the Closing in all material respects, and Seller shall deliver a certificate to Buyer confirming the foregoing;

(b) No order has been entered by any court or Governmental Authority having jurisdiction over the Parties or the subject matter of this Agreement that restrains or prohibits the Transaction and that remains in effect at the time of Closing;

(c) The aggregate of Purchase Price adjustments for Title Defects, Environmental Defects and Assets excluded under Section 6.5 do not exceed 10% of the unadjusted Purchase Price;

(d) The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have expired or earlier been terminated; and

(e) Seller shall have delivered, or be standing ready to deliver at Closing, all agreements, instruments and other documents or items required to be delivered by Seller pursuant to Section 13.3.

If the above conditions are not met or waived, or if the Closing has not occurred by August 31, 2013 other than by fault of Buyer; in each case, this Agreement may be terminated at the option of Buyer, by notice to Seller. Article 12 shall govern said termination.

11.3 Suspense Funds. By way of a Purchase Price adjustment pursuant to Section 3.4(d)(vii), Seller shall be deemed to have delivered to Buyer at Closing all proceeds from production attributable to the Assets which are held in suspense as of the Closing Date. Buyer shall be responsible for the distribution of such suspended proceeds and agrees to indemnify, defend and hold harmless Seller from and against any claims, liabilities and losses to the extent of such suspended proceeds.

ARTICLE 12.

RIGHT OF TERMINATION AND ABANDONMENT

12.1 Liabilities Upon Termination.

(a) Buyer’s Breach. If Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Seller is ready to close, Seller shall retain the Deposit and any related interest as liquidated damages. Buyer’s failure to close shall not be considered wrongful if Buyer has terminated this Agreement as of right under Article 11. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have had for Buyer’s wrongful failure to Close.

(b) Seller’s Breach. If Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise breaches this Agreement prior to Closing, and Buyer is ready to close, Seller shall return the Deposit, together with interest thereon at two percent (2%) per annum, to Buyer immediately after the determination that the Closing will not occur. Buyer and Seller agree that Buyer’s sole remedy in such event (in addition to the return of the Deposit plus interest) shall be an action for specific performance. In reliance on the foregoing agreement, Buyer waives all legal and equitable remedies for Seller’s breach of this Agreement, except for return of the Deposit plus interest and specific performance, which if Buyer elects to pursue, Buyer must file an action for specific performance within fourteen (14) days of the determination that the Closing will not occur and Buyer must pursue said remedy of specific performance as its sole and exclusive remedy (in addition to the return of the Deposit plus interest) in lieu of all other legal and equitable remedies. Seller’s failure to close shall not be considered wrongful if Seller has terminated this Agreement as of right under Article 11. In the event Seller contests Buyer’s pursuit of specific performance as provided above, Buyer’s waiver of all legal and equitable remedies shall be deemed ineffective, and Buyer may pursue all rights and remedies available to it at law or in equity.

(c) Termination Pursuant to Article 11. If Buyer or Seller terminates this Agreement pursuant to Article 11 as a result of the conditions precedent set forth in Sections 11.2 or 11.1 (as applicable) not being met in the absence of a breach by the other Party, neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement, and Seller shall return the Deposit, together with interest thereon at two percent (2%) per annum, to Buyer immediately after the determination that the Closing will not occur. If Buyer or Seller terminates this Agreement pursuant to Article 11 and asserts that a breach of this Agreement has occurred, the notice of termination shall include a statement describing the nature of the alleged breach together with supporting documentation.

ARTICLE 13.

CLOSING

13.1 Date of Closing. The “Closing” of the Transaction shall be held on the later to occur of (a) the fifteenth (15th) business day after execution of this Agreement or (b) two business days after the conditions set forth in Section 11.1 and Section 11.2 are satisfied, or on such other date as Buyer and Seller may agree in writing. The date the Closing actually occurs is called the “Closing Date.”

13.2 Place of Closing. The Closing shall be held at the offices of Seller, 1700 Broadway, Suite 2300 in Denver, Colorado at 10:00 a.m., Mountain Time, or at such other time and place as Buyer and Seller may agree in writing.

13.3 Closing Obligations. At Closing, the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a) Seller shall execute, acknowledge and deliver to Buyer, an Assignment, Bill of Sale and Conveyance in the form attached as Exhibit H (the “Conveyance”), in sufficient counterparts for recording in each county where the Assets are located, conveying the Assets to Buyer as of the Effective Time, with (i) a special warranty of the real property title by, through and under Seller and its Affiliates but not otherwise and (ii) with all personal property and fixtures conveyed “AS IS, WHERE IS,” with no warranties whatsoever, express, implied or statutory.

(b) Seller shall execute, acknowledge and deliver to Buyer an assignment on the required governmental forms or any other appropriate forms and any deeds necessary to convey the Assets to Buyer.

(c) Seller and Buyer shall execute and deliver the Preliminary Settlement Statement if agreed upon.

(d) Buyer shall deliver the Closing Amount, to the account at the bank designated by Seller in written instructions delivered to Buyer not less than two (2) business days prior to Closing, by wire transfer in immediately available funds, or by such other method as agreed to by the Parties.

(e) Seller shall execute and deliver to Buyer an affidavit of non-foreign status and no requirement for withholding under Section 1445 of the Code.

(f) Buyer shall execute and deliver to Seller the certificate described in Section 11.1(a), dated as of the Closing Date.

(g) Seller shall execute and deliver to Buyer the certificate described in Section 11.2(a), dated as of the Closing Date.

(h) Buyer shall provide evidence that it has provided replacement Instruments as set forth in Section 9.2(b).

(i) Seller shall deliver an adequate number for recording of original, properly executed and acknowledged releases of any mortgages affecting the Assets and any other Liens affecting the Assets except for Permitted Encumbrances, in form and substance satisfactory to Buyer.

(j) Buyer and Seller shall execute all documents necessary to transfer operations on the Seller operated Assets to Buyer or Buyer’s designated operator.

(k) Buyer and Seller shall execute the CO2 Purchase and Sale Agreement.

(l) Seller and Buyer shall execute and deliver the Transition Services Agreement substantially in the form set forth on Exhibit I (the “Transition Services Agreement”).

(m) Seller and Buyer shall execute and deliver the Transportation Agreement substantially in the form set forth on Exhibit F.

(n) Seller and the other parties thereto shall execute and deliver a novation agreement in form and substance reasonably satisfactory to Buyer and sufficient to novate the swaps as set forth in Section 9.1(d) to Buyer.

(o) Seller shall execute and deliver conveyances of the interests in WTGP and WTLP to Buyer.

(p) Seller and Buyer shall execute and deliver the Use and Occupancy Agreement substantially in the form set forth on Exhibit K.

(q) Seller shall deliver evidence reasonably satisfactory to Buyer that the following have been terminated: (i) that certain Product Sale and Purchase Contract between Seller, on behalf of the Postle Field Unit Owners, and Seller, effective June 1, 2013; and (ii) that certain Product Sale and Purchase Contract between Seller, on behalf of the Postle Field Unit Owners, and Seller, effective September 1, 2013.

(r) Seller and Buyer shall take such other actions and deliver such other documents as are contemplated by this Agreement.

ARTICLE 14.

POST-CLOSING OBLIGATIONS

14.1 Post-Closing Adjustments.

(a) Final Settlement Statement. As soon as practicable after the Closing, but in no event later than ninety (90) days after Closing, Seller will prepare and deliver to Buyer, in accordance with customary industry accounting practices, a settlement statement (the “Final Settlement Statement”) setting forth each adjustment or payment pursuant to Section 3.4 that was not finally determined as of the Closing and showing the calculation of such adjustment and the resulting final purchase price (the “Final Purchase Price”). As soon as practicable after receipt of the Final Settlement Statement, but in no event later than sixty (60) days after receipt of Seller’s proposed Final Settlement Statement, Buyer shall deliver to Seller a written report containing any changes that Buyer proposes to make to the Final Settlement Statement. Buyer’s failure to deliver to Seller a written report detailing proposed changes to the Final Settlement Statement by that date shall be deemed an acceptance by Buyer of the Final Settlement Statement as submitted by Seller. The Parties shall attempt to agree with respect to the changes proposed by Buyer, if any, no later than thirty (30) days after receipt by Seller of Buyer’s proposed changes. The date upon which such agreement is reached or upon which the Final Purchase Price is established shall be herein called the “Final Settlement Date.” If the Final Purchase Price is more than the Closing Amount, Buyer shall pay Seller the amount of such difference. If the Final Purchase Price is less than the Closing Amount, Seller shall pay to Buyer the amount of such difference. Any payment by Buyer or Seller, as the case may be, shall be made by wire transfer of immediately available funds within five (5) days of the Final Settlement Date. Any adjustments requiring additional payment by either Buyer or Seller shall also be made in the same manner.

(b) Dispute Resolution. If the Parties are unable to resolve a dispute as to the Final Purchase Price by thirty (30) days after Seller’s receipt of Buyer’s proposed changes, the Parties shall submit the dispute to binding arbitration to be conducted pursuant to Section 15.6.

14.2 Records. Seller shall deliver the Records to Buyer no later than the twentieth business day after expiration of the Transition Services Agreement. Seller may retain copies of the Records and Seller shall have the right to review and copy the Records during standard business hours upon reasonable notice for so long as Buyer retains the Records. Buyer agrees that the Records will be maintained in compliance with all Laws governing document retention. Buyer will not destroy or otherwise dispose of Records for a period of four (4) years after Closing, unless Buyer first gives Seller reasonable notice and an opportunity to copy the Records to be destroyed.

14.3 Operations/Operations After Closing. Seller agrees to transfer possession of the Assets to Buyer at the Closing. All operations in respect of the Assets performed by Seller after the Closing Date shall be pursuant to the Transition Services Agreement.

14.4 Further Assurances. From time to time after Closing, Seller and Buyer shall each execute, acknowledge and deliver to the other such further instruments and take such other action as may be reasonably requested in order to accomplish more effectively the purposes of the Transaction, including, if requested by Buyer, the conveyance or assignment of any Asset that is generally described in Article 2 and would have otherwise been conveyed to Buyer except for the fact that it was not specifically listed on the Exhibits.

ARTICLE 15.

ASSUMPTION AND RETENTION OF OBLIGATIONS AND INDEMNIFICATION

15.1 Buyer’s Assumption of Liabilities and Obligations. Upon Closing, and except for Retained Liabilities and subject to Sections 15.3 and 15.4, Buyer shall assume and pay, perform, fulfill and discharge all claims, costs, expenses, liabilities and obligations of Seller to the extent accruing or relating to the owning, developing, exploring, operating or maintaining of the Assets or the producing, transporting and marketing of Hydrocarbons from the Assets for the periods before and after the Effective Time, including (i) the Material Agreements, (ii) the Assumed Environmental Liabilities, (iii) the obligation to plug and abandon, or replug and re-abandon, all wells located on the Lands and reclaim all well sites located on the Lands regardless of when the obligations arose, (iv) the make-up and balancing obligations for gas from the Wells, (v) the royalty and Tax liabilities not expressly retained by Seller in Section 15.2 below and Buyer’s expenses related to the Transaction, and (vi) the obligations set forth in Section 11.3 (collectively, the “Assumed Liabilities”).

15.2 Seller’s Retention of Liabilities and Obligations. Upon Closing and subject to Sections 11.3, 15.3 and 15.4, Seller retains all claims, costs, expenses, liabilities and obligations accruing (collectively, “Liabilities”) or relating to (i) Seller’s expenses related to the Transaction, (ii) the employment and the termination of employment of any employee of Seller or its Affiliates and the employment and the termination of employment of any Asset Worker, in each case attributable to the period of time on and prior to the later of: (A) the Closing Date; or (B) if an Asset Worker, the later of the termination date of the Transition Services Agreement or, if such Asset Worker is a Transferred Employee, the date that such Transferred Employee becomes employed by the Buyer Employer, (iii) royalty liabilities arising from production during Seller’s ownership of the Assets (including royalty liabilities based on claims of unjust enrichment, breach of fiduciary duties, conversion, actual and constructive fraud and other tort claims), (iv) hedging arrangements (except for the swaps referenced in Section 9.1(d)), (v) debt instruments of Seller or its Affiliates, (vi) ownership, operation or use of the Excluded Assets, (vii) any fraud or willful misconduct of Seller or its Affiliates, (viii) Seller Taxes, (ix) any employee benefit plan or other compensation arrangement sponsored, maintained or contributed to by Seller, any of its Affiliates or any entity, trade or business treated as a single employer or part of the same controlled group with Seller under Section 414 of the Code or Sections 4001(a)(14) or 4001(b)(1) of ERISA, (x) offsite disposal of hazardous substances (including Hydrocarbons), (xi) audits attributable to pre-Effective Time periods under joint operating agreements, unit operating agreements or similar agreements and (xii) any other matters covered by Seller’s insurance. Seller’s retention in this Section (other than the retention described in items (i), (ii), (v), (vi), (viii) and (ix) above) is limited to such Liabilities attributable to the period of time during Seller’s ownership prior to the Closing Date (the Liabilities retained by Seller are collectively the “Retained Liabilities”).

15.3 Invoices For Property Costs and Proceeds Received After the Final Settlement Date. After the Final Settlement Date, those proceeds attributable to the Assets received by a Party or invoices received for or Property Costs paid by one Party for or on behalf of the other Party with respect to the Assets which were not already included in the Final Settlement Statement, shall be settled as follows:

(a) Proceeds. Proceeds received by Buyer with respect to sales of Hydrocarbons produced prior to the Effective Time shall be remitted or forwarded to Seller. Proceeds received by Seller with respect to sales of Hydrocarbons produced after the Effective Time shall be forwarded to Buyer.

(b) Property Costs. Invoices for Property Costs received by Buyer that relate to operations on the Assets prior to the Effective Time shall be forwarded to Seller by Buyer, or if already paid by Buyer, invoiced by Buyer to Seller. Invoices for Property Costs received by Seller that relate to operations on the Assets after the Effective Time shall be forwarded to Buyer by Seller, or if already paid by Seller, invoiced by Seller to Buyer.

(c) Duration. The provisions of this Section 15.3 shall apply until December 31, 2013, after which time, assuming Seller has complied in all material respects with its obligations under this Section 15.3 prior to such time, except to the extent Seller has an indemnification obligation under Section 15.4(a), Buyer specifically agrees to assume, pay, become liable for and release Seller from all obligations and liabilities for Property Costs related to the Assets attributable to the periods of time both before and after the Effective Time and all such liabilities and obligations shall become part of the Assumed Liabilities.

15.4 Indemnification. “Losses” shall mean any actual losses, costs, expenses (including court costs, reasonable fees and expenses of attorneys, technical experts and expert witnesses and the cost of investigation), liabilities, damages, Actions, and sanctions of every kind and character (including civil fines) arising from, related to or reasonably incident to matters indemnified against; excluding however, any special, consequential, punitive or exemplary damages, diminution of value of an Asset or loss of profits incurred by a Party hereto; except to the extent constituting part of a third party claim.

After the Closing, the Parties shall indemnify each other as follows:

(a) Seller’s Indemnification of Buyer. Seller assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Buyer, its Affiliates and their respective members, officers, owners, partners and directors, from and against all Losses which arise from or in connection with (i) the Retained Liabilities, (ii) any matter for which Seller has agreed to indemnify Buyer under this Agreement, (iii) any breach by Seller of any covenant or obligation under any other provision of this Agreement, and (iv) Seller’s breach of its representations and warranties in this Agreement.

(b) Buyer’s Indemnification of Seller. Except for matters for which Seller has an indemnification obligation under Section 15.4(a), subject to subsection (d) below, Buyer assumes all risk, liability, obligation and Losses in connection with, and shall defend, indemnify, and save and hold harmless Seller, its members, officers, owners, partners and directors, from and against all Losses which arise from or in connection with (i) the Assumed Liabilities, (ii) any matter for which Buyer has agreed to indemnify Seller under any other provision of this Agreement, (iii) any breach by Buyer of any covenant or obligation under this Agreement, and (iv) Buyer’s breach of its representations and warranties in this Agreement.

(c) Release. Buyer shall be deemed to have released Seller at the Closing from any Losses for which Buyer has agreed to indemnify Seller hereunder, and Seller shall be deemed to have released Buyer at the Closing from any Losses for which Seller has agreed to indemnify Buyer hereunder.

(d) Limitation on Indemnity and other Obligations.

(i) Time. Seller’s obligation under this Agreement for a breach by Seller of any covenants or obligations under this Agreement (other than those set forth in Section 5.6, Section 9.1(m), Section 9.1(n), Section 9.4, Article 10, Article 14, Section 15.3, this Section 15.4, Section 15.5 or Section 15.6 or as provided in Section 16.1) shall not survive Closing and Buyer hereby releases Seller from all such Claims or Losses relating thereto. Buyer must make a claim for indemnity from Seller for breaches of Seller’s representations and warranties within the applicable survival period for the representation and warranty. Seller’s indemnity obligations under this Agreement for the Retained Liabilities shall survive indefinitely. Buyer’s and Seller’s sole and exclusive remedy for any Claim or Loss relating to or arising from this Agreement shall be the indemnity provided in Section 15.4(a) and 15.4(b), respectively. Seller shall have no obligation to indemnify Buyer under this Agreement for, and Buyer releases Seller from, all indemnity claims not properly and timely raised as set forth herein, including all environmental matters and matters which if asserted could have constituted Environmental Defects.

(ii) Thresholds, Deductibles. For any Losses covered by Sections 15.4(a)(iii) or 15.4(a)(iv) (excluding Losses with respect to breach of the representations and warranties in Sections 7.1 through 7.4 and 7.15 through 7.17 or the covenants in Section 9.1(n), Section 9.4, Article 10, Article 14, Section 15.3 or this Section 15.4 (as it relates to any of the foregoing)) (the “Section 15.4(d) Matters”), Seller’s indemnity obligation shall only arise to the extent that the aggregate of all valid claims exceeding a threshold of $100,000 Loss per event exceeds $5,000,000 (such amount being a deductible, not a threshold) and then only for the amount such Losses exceeding the $100,000 per Loss threshold exceed $5,000,000. For the purposes of determining whether this deductible has been exceeded, all valid claims for any Losses that are incurred exceeding a threshold of $100,000 Loss per event shall be aggregated. In addition, in no event shall Seller be obligated under this Agreement to indemnify Buyer (except under Section 15.2) for an aggregate amount in excess of Fifty Million Dollars ($50,000,000).

(iii) Title Defects, Environmental Defects. With respect to Title Defects and Environmental Defects, the thresholds and deductibles set forth in Article 5 and Section 6.5 shall apply exclusively and Section 15.4 is not applicable.

(iv) Special Warranty of Title. With respect to Seller’s special warranty of title given in the Conveyance, Seller’s indemnity obligation shall be limited to the Allocated Value of the particular Asset.

15.5 Procedure. The indemnifications contained in Section 15.4 shall be implemented as follows:

(a) Coverage. Such indemnity shall extend to all Losses suffered or incurred by the indemnified Person.

(b) Claim Notice. The Person seeking indemnification under the terms of this Agreement (“Indemnified Party”) shall submit a written “Claim Notice” to the other Party (“Indemnifying Party”) which shall provide to the extent then reasonably known by such indemnified Person: (i) the amount of each payment claimed by an Indemnified Party to be owing and (ii) the basis for such claim, with supporting documentation. The amount claimed shall be paid by the Indemnifying Party to the extent required herein within thirty (30) days after receipt of the Claim Notice, or after the amount of such payment has been finally established pursuant to Section 15.6, whichever last occurs.

(c) Information. If the Indemnified Party receives notice of a claim or legal action that may result in a Loss for which indemnification may be sought under this Article 15 (a “Claim”), the Indemnified Party shall endeavor to give written notice of such Claim to the Indemnifying Party as soon as is practicable. If the Indemnifying Party or its counsel so requests, the Indemnified Party shall furnish the Indemnifying Party with copies of all pleadings and other information with respect to such Claim. At the election of the Indemnifying Party made within sixty (60) days after receipt of such notice, the Indemnified Party shall permit the Indemnifying Party to assume control of such Claim (to the extent only that such Claim, legal action or other matter relates to a Loss for which the Indemnifying Party is liable), including the determination of all appropriate actions, the negotiation of settlements on behalf of the Indemnified Party, and the conduct of litigation through attorneys of the Indemnifying Party’s choice; provided, however, that any settlement of the Claim by the Indemnifying Party may not result in any liability or cost to the Indemnified Party without its prior written consent, not to be unreasonably withheld. If the Indemnifying Party elects to assume control, (i) any expense incurred by the Indemnified Party thereafter for investigation or defense of the matter shall be borne by the Indemnified Party, and (ii) the Indemnified Party shall give all reasonable information and assistance, other than pecuniary, that the Indemnifying Party shall deem necessary to the proper defense of such Claim. In the absence of such an election, the Indemnified Party will use its best efforts to defend, at the Indemnifying Party’s expense, any claim, legal action or other matter to which such other Party’s indemnification under this Article 15 applies until the Indemnifying Party assumes such defense. If the Indemnifying Party fails to assume such defense within the time period provided above or fails to diligently defend such defense, the Indemnified Party may settle the Claim, in its reasonable discretion, at the Indemnifying Party’s expense (subject to it being agreed or determined pursuant to Section 15.6 that the Indemnifying Party has an indemnification obligation with respect thereto). If such a Claim requires immediate action, both the Indemnified Party and the Indemnifying Party will cooperate in good faith to take appropriate action so as not to jeopardize defense of such Claim or either Party’s position with respect to such Claim.

15.6 Dispute Resolution. The Parties agree to resolve all “Disputes” concerning this Agreement pursuant to the provisions of this section, such Disputes to include (i) the existence and scope of a Title Defect or Interest Addition, (ii) the Title Defect Value of that portion of the Asset affected by a Title Defect, (iii) the Interest Addition Value, (iv) the adequacy of Seller’s Title Defect curative materials, (v) the existence of an Environmental Defect, (vi) the Environmental Defect Value (as defined in the Celero PSA), (vii) the adequacy of any remediation actions taken with respect to an Environmental Defect, (viii) disputes concerning a Claim or amount to be paid by an Indemnifying Party, or (ix) disputes concerning the Preliminary Settlement Statement or the Final Settlement Statement as provided in Section 3.4(a) and Section 14.1(a), respectively. The Parties agree to submit all Disputes to binding arbitration in Denver, Colorado such arbitration to be conducted as follows: the arbitration proceeding shall be submitted by the Parties to a panel of three independent and impartial arbitrators with knowledge or experience in the oil and gas industry, one selected by each of the Parties within thirty days after said written notice and a third selected by the first two arbitrators (each an “Arbitrator,” and collectively the “Arbitrators”). The third Arbitrator, selected by the first two Arbitrators, shall be a person having substantial experience and recognized expertise in oil and gas industry. The arbitration shall be conducted according to procedures established by agreement of the Parties or the arbitration panel. At the hearing, the Parties shall present such evidence and witnesses as they may choose, with or without counsel. Adherence to formal rules of evidence shall not be required, but the arbitration panel shall consider any evidence and testimony that it determines to be relevant, in accordance with procedures that it determines to be appropriate. Any award entered in the arbitration shall be made by a written opinion stating the reasons and basis for the award made and any payment due pursuant to the arbitration shall be made within fifteen (15) days of the Arbitrators’ decision. The final decision may be filed in a court of competent jurisdiction and may be enforced by Buyer or Seller as a final judgment of such court. Each Party shall bear its own costs and expenses of the arbitration, provided, however, that the costs of employing the Arbitrators shall be borne 50% by the Seller and 50% by the Buyer. IN ENTERING INTO THIS SECTION 15.6, THE PARTIES ACKNOWLEDGE THAT THEY ARE VOLUNTARILY AND KNOWINGLY WAIVING THEIR RIGHTS TO JURY TRIAL.

15.7 No Insurance; Subrogation. The indemnifications provided in this Article 15 shall not be construed as a form of insurance. Buyer and Seller hereby waive for themselves, their respective successors or assigns, including any insurers, any rights to subrogation for Losses for which each of them is respectively liable or against which each respectively indemnifies the other, and, if required by applicable policies, Buyer and Seller shall obtain waiver of such subrogation from their respective insurers.

15.8 Reservation as to Non-Parties. Nothing herein is intended to limit or otherwise waive any recourse Buyer or Seller may have against any non-Party for any obligations or liabilities that may be incurred with respect to the Assets.

15.9 Express Negligence. THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SINGLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXPRESSLY NOT INCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF ANY INDEMNIFIED PARTY, OR (ii) STRICT LIABILITY.

ARTICLE 16.

MISCELLANEOUS

16.1 Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by Buyer or Seller in negotiating this Agreement or in consummating the Transaction shall be paid by the Party incurring the same, including engineering, land, title, legal and accounting fees, costs and expenses.

16.2 Notices. All notices and communications required or permitted under this Agreement shall be in writing and addressed as set forth below. Any communication or delivery hereunder shall be deemed to have been made and the receiving Party charged with notice (i) if personally delivered, when received, (ii) if sent by telecopy or facsimile transmission or electronic mail, when received, (iii) if mailed, three (3) business days after mailing, certified mail, return receipt requested, or (iv) if sent by overnight courier, one business day after sending. All notices shall be addressed as follows:

If to Seller:	Whiting Oil and Gas Corporation 1700 Broadway, Suite 2300 Denver, CO 80292 Attention: Bruce R. DeBoer Telephone: 303-390-4909 Fax: 303-490-4910 E-mail: bruced@whiting.com

If to Buyer:	BreitBurn Operating L.P. 515 South Flower Street, Suite 4800 Los Angeles, CA 90071 Attention: Greg Brown Telephone: (213) 225-0294 Fax: 213-225-5916 E-mail: gbrown@breitburn.com

Any Party may, by written notice so delivered to the other Parties, change the address or individual to which delivery shall thereafter be made.

16.3 Amendments/Waiver. This Agreement may not be amended nor any rights hereunder waived except by an instrument in writing signed by the Party to be charged with such amendment or waiver and delivered by such Party to the Party claiming the benefit of such amendment or waiver.

16.4 Assignment. Neither Party shall assign all or a portion of its rights and obligations under this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld.

16.5 Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the Transaction prior to the Closing without the prior written approval of the other Party; provided, however, that either Party may make any public disclosure it believes in good faith is required by Laws or any listing or trading agreement concerning its or its parent’s publicly-traded securities. Notwithstanding the foregoing, either Party or its parent shall be permitted in the context of public or private financing or otherwise to disclose the details of and information regarding the Transaction to securities regulators and stock exchanges, its advisors (including underwriters and their counsel), financial institutions, potential investors, and their respective advisors, and the investing public, whether by way of prospectus, information memorandum, filing with securities regulatory authorities or otherwise.

16.6 Counterparts/Fax Signatures. Buyer and Seller may execute this Agreement in counterparts, each of which shall be deemed an original instrument, but which together shall constitute but one and the same instrument. The Parties agree that facsimile signatures are binding.

16.7 Governing Law. This Agreement and the Transaction and any arbitration or dispute resolution conducted pursuant hereto shall be construed in accordance with, and governed by, the Laws of the State of Texas.

16.8 Entire Agreement. This Agreement and the Exhibits and Schedules attached hereto and the Confidentiality Agreement constitute the entire understanding between the Parties with respect to the subject matter hereof, superseding all written or oral negotiations and discussions, and prior agreements and understandings relating to such subject matter.

16.9 Knowledge. The “knowledge” of a Party shall mean, for purposes of this Agreement, the actual knowledge as to each of Seller and Buyer, only of the persons listed on Schedule 16.9.

16.10 Binding Effect. This Agreement shall be binding upon, and shall inure to the benefit of, the Parties and their respective successors and permitted assigns.

16.11 Survival. The representations set forth in Sections 7.1 through 7.4, Sections 8.1 through 8.3 and Sections 8.6 and 8.7 shall survive indefinitely. The representations set forth in Sections 7.15 through 7.17 shall survive for 60 days after the expiration of the applicable statute of limitations, including any extension thereof, with respect to the particular matter that is the subject matter thereof. The remaining representations and warranties set forth in this Agreement shall not survive the Closing. A claim for a breach of a surviving representation or warranty must be made on or before the expiration of the applicable survival period. Delivery of the Conveyance at the Closing will not constitute a merger of this Agreement with such Conveyance.

16.12 Limitation on Damages. Notwithstanding anything contained to the contrary in any other provision of this Agreement, Seller and Buyer agree that, except for the liquidated damages specifically provided for in Section 12.1, the recovery by either Party of any damages suffered or incurred by it as a result of any breach by the other Party of any of its representations, warranties or obligations under this Agreement shall be limited to the actual damages suffered or incurred by the non-breaching Party (and the Indemnified Persons to which such obligations may extend under the terms hereof) as a result of the breach by the breaching Party of its representations, warranties or obligations hereunder and in no event shall the breaching Party be liable to the non-breaching Party or any Indemnified Person for any consequential, special, exemplary or punitive damages, diminution of value of an Asset or loss of profits suffered or incurred by the non-breaching Party or any Indemnified Person as a result of the breach by the breaching Party of any of its representations, warranties or obligations hereunder; except to the extent constituting part of a third party claim.

16.13 No Third-Party Beneficiaries. Except as expressly provided in Article 15, this Agreement is intended to benefit only the Parties hereto and their respective permitted successors and assigns and there are no other third party beneficiaries to this Agreement.

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The Parties have executed this Agreement as of the date first above written.

SELLER:

Whiting Oil and Gas Corporation

By:	/s/ James. J. Volker
James J. Volker
Chairman and Chief Executive Officer

BUYER:

BreitBurn Operating L.P.

By:	BreitBurn Operating GP, LLC,
its General Partner

By:	/s/ Halbert S. Washburn
Halbert S. Washburn
Chief Executive Officer

Signature Page to Purchase and Sale Agreement